UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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AboveNet, Inc.

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ABOVENET, INC.
360 Hamilton Avenue
White Plains, New York 10601

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 23, 2011

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of AboveNet, Inc., a Delaware corporation (the “Company”). The meeting will be held on Thursday, June 23, 2011 commencing at 10:00 A.M., local time, at 360 Hamilton Avenue, White Plains, NY 10601, First Floor Auditorium, for the following purposes:

1.	To elect six nominees for director named herein to serve for the ensuing year and until their successors are duly elected and qualified.
2.	To ratify the selection by the Audit Committee of the Board of Directors of BDO USA, LLP as the independent registered public accountants of the Company for its fiscal year ending December 31, 2011.
3.	To approve the 2011 Equity Incentive Plan.
4.	To hold an advisory vote on executive compensation (the “say on pay vote”).
5.	To hold an advisory vote on the frequency of holding the say on pay vote in the future.

These items of business are more fully described in the proxy statement accompanying this Notice.

The record date for the Annual Meeting is May 10, 2011. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE 2011 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 23, 2011.

THE PROXY STATEMENT AND ANNUAL REPORT ON FORM 10-K FOR THE YEAR
ENDED DECEMBER 31, 2010 ARE AVAILABLE AT http://proxy.above.net.

By Order of the Board of Directors
Robert Sokota Senior Vice President, General Counsel and Secretary

White Plains, New York
May 17, 2011

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy card or vote your shares using telephone or Internet voting as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. If you are using the enclosed proxy card to vote your shares, a return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

ABOVENET, INC.
360 Hamilton Avenue
White Plains, New York 10601

PROXY STATEMENT
FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why am I receiving these materials?

We have sent you these proxy materials because the Board of Directors of AboveNet, Inc. (sometimes referred to as the “Company,” “AboveNet,” “we” or “us”) is soliciting your proxy to vote at the 2011 Annual Meeting of Stockholders. According to our records, you are a stockholder of the Company.

You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card or vote your shares using telephone or Internet voting prior to the annual meeting.

The Company mailed these proxy materials on or about May 20, 2011 to all stockholders of record entitled to vote at the annual meeting.

Can I view these proxy materials over the Internet?

Yes. The Notice of Meeting, this proxy statement and accompanying proxy card and our Annual Report on Form 10-K for the year ended December 31, 2010 are available at http://proxy.above.net.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on May 10, 2011 will be entitled to vote at the annual meeting. On this record date, there were 25,817,308 shares of common stock outstanding and entitled to vote.

To obtain directions to attend the annual meeting and vote in person, please contact our Secretary at (914) 421-6700. The annual meeting will begin promptly at 10:00 A.M., local time. Check-in will begin one-half hour prior to the meeting. Please allow ample time for the check-in procedures.

Stockholder of Record: Shares Registered in Your Name

If on May 10, 2011 your shares were registered directly in your name with AboveNet’s transfer agent, American Stock Transfer and Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote your shares using telephone or Internet voting.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on May 10, 2011, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, rather than in your individual name, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy card from your broker or other agent.

What am I voting on?

The following matters are scheduled for a vote:

•	Election of six directors;
•	Ratification of the selection by the Audit Committee of the Board of Directors of BDO USA, LLP as independent registered public accountants of the Company for its fiscal year ending December 31, 2011;
•	Approval of the 2011 Equity Incentive Plan;
•	Advisory vote on the say on pay vote; and
•	Advisory vote on the frequency of holding the say on pay vote in the future.

The Board of Directors is not currently aware of any other business that will be brought before the annual meeting.

How do I vote?

You may vote “For” all the nominees to the Board of Directors, you may “Withhold” your vote for all nominees or you may vote “For” all nominees except for any nominee(s) you specify. In the advisory proposal on the frequency of holding the say on pay vote, you may vote for holding this vote every year, every two years or every three years or you may abstain from voting on this advisory proposal. For the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card, the toll-free telephone number or over the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive. You should be prepared to present photo identification for admittance. A list of stockholders eligible to vote at the annual meeting will be available for inspection at the annual meeting and for a period of ten days prior to the annual meeting during regular business hours at our principal executive offices, which are located at 360 Hamilton Avenue, White Plains, New York 10601.
•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the postage prepaid envelope provided. If you return your completed and signed proxy card to us before the annual meeting, we will vote your shares as you direct.
•	To vote using telephone voting, call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. You may enter your voting instructions at 1-800-PROXIES up until 11:59 Eastern Time the day before the meeting date.
•	To vote using the Internet, access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page. You may enter your voting instructions at www.voteproxy.com up until 11:59 Eastern Time the day before the meeting date.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail your voting instructions as directed by your broker, bank or other agent to ensure that your vote is counted. Alternatively, you may be able to vote by telephone or over the Internet by following instructions provided by your broker, bank or other agent. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker or bank to request a proxy form.

What is the Board of Directors’ recommendation for each of the proposals in this proxy statement?

The Board of Directors recommends that you vote your shares as follows:

•	Proposal No. 1 — Election of Directors: “For” the election of all six nominees for director.
•	Proposal No. 2 — Ratification of Selection of Independent Registered Public Accountants: “For” the ratification of BDO USA, LLP as the independent registered public accountants of the Company for its fiscal year ending December 31, 2011.
•	Proposal No. 3 — Approval of the AboveNet, Inc. 2011 Equity Incentive Plan: “For” approval of the 2011 Equity Incentive Plan.
•	Proposal No. 4 — Advisory Vote on Executive Compensation (say on pay vote): “For” the say on pay vote.
•	Proposal No. 5 — Advisory Vote on the Frequency of Holding the Advisory Vote on Executive Compensation: “For” holding the say on pay vote every year.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of May 10, 2011.

What if I do not specify how I want my shares voted?

If you do not specify on your proxy card (or when giving your proxy by telephone or the Internet) how you want to vote your shares, your shares will be voted “For” the election of all six nominees for director, “For” the ratification of BDO USA, LLP as the independent registered public accountants of the Company for its fiscal year ending December 31, 2011, “For” approval of the 2011 Equity Incentive Plan, “For” the say on pay vote and “For” holding the say on pay vote every year. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies but may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. We will also reimburse brokerage firms, banks and other agents for their reasonable out-of-pocket expenses incurred in forwarding these proxy materials to beneficial owners.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please complete, sign and return each proxy card or vote using telephone or Internet voting for each proxy card that you received to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any of the following ways:

•	You may submit another properly completed proxy by telephone, over the Internet or by mail with a later date.
•	You may send a timely written notice that you are revoking your proxy to the Company at 360 Hamilton Avenue, White Plains, New York 10601, Attn: Secretary.
•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions for revocation provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing, to the Company at 360 Hamilton Avenue, White Plains, New York 10601, Attn: Secretary, not later than January 18, 2012. If you wish to submit a proposal that is not to be included in next year’s proxy materials or to nominate a director, you must do so by February 23, 2012. You are also advised to review the Company’s Bylaws, which contain additional requirements for stockholder proposals and director nominations.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you attend the meeting in person. Abstentions and broker non-votes will be counted towards the quorum requirement.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange, “non-routine” matters include director elections (whether contested or uncontested) and matters involving a contest or a matter that may substantially affect the rights or privileges of stockholders.

Our election of directors (proposal no. 1), the approval of the 2011 Equity Incentive Plan (proposal no. 3), the advisory say on pay vote (proposal no. 4) and the advisory vote on the frequency of holding the say on pay vote in the future (proposal no. 5) are considered to be “non-routine” matters and as a result, brokers or nominees cannot vote your shares on these proposals in the absence of your direction.

How are votes counted?

Votes will be counted by the inspector of elections appointed for the meeting, who will separately count “For,” “Withhold” and “Against” votes, abstentions and broker non-votes. Abstentions will not have an effect on, or be counted towards the vote totals for, each of the proposals under consideration at the meeting. The ratification of the Company’s auditors is a routine proposal on which the Company expects that brokers or other nominees will be entitled to vote without receiving instructions from the record holder of the applicable shares of common stock. Accordingly, no broker non-votes will result from this proposal. The other proposals may result in broker non-votes, however, any such broker non-votes will have no effect on or be counted towards the vote totals for, such other proposals.

How many votes are needed to approve each proposal?

For the election of directors, the six nominees receiving the most “For” votes at the meeting in person or by proxy will be elected. For the advisory vote on the frequency of holding the say on pay vote in the future, the option of every one year, two years or three years that receives the highest number of votes cast by stockholders will be considered the frequency that is preferred by our stockholders. All other matters require for approval the favorable vote of a majority of the votes cast on the applicable matter at the annual meeting in person or by proxy.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be disclosed on a Form 8-K filed after the annual meeting.

DIRECTORS AND EXECUTIVE OFFICERS

This year’s nominees for director are currently serving as directors of the Company. The following table sets forth the names and positions of each nominee for director and our executive officers. Additional biographical information concerning these individuals including directorships at other public companies, as well as the specific experiences, qualifications, attributes and skills that have led the Board to determine that such nominees should serve on the Board of Directors is provided in the text following the table.

Name	Position
Jeffrey A. Brodsky	Chairman of the Board of Directors
Michael J. Embler	Director
Richard Postma	Director
Richard Shorten, Jr.	Director
Stuart Subotnick	Director
William G. LaPerch	Director, President and Chief Executive Officer
Rajiv Datta	Chief Operating Officer
Joseph P. Ciavarella	Senior Vice President and Chief Financial Officer
Robert Sokota	Senior Vice President, General Counsel, Chief Administrative Officer and Secretary
John Jacquay(*)	Senior Vice President, Sales and Marketing

(*)	Mr. Jacquay and the Company have agreed that Mr. Jacquay will resign from his position as Senior Vice President, Sales and Marketing as of July 15, 2011. Mr. Jacquay will continue to be employed by the Company and will provide services on other projects through December 31, 2011.

Director Nominees

Each of the nominees to the Board of Directors currently serves as a member of the Board of Directors as a result of being elected to that position by the Company’s stockholders at the 2010 annual meeting. Mr. Subotnick has served as a member of the Board of Directors since 1997. Each of Messrs. Brodsky, Embler, Postma and Shorten has served as a member of the Board of Directors since 2003. Mr. LaPerch has served as a member of the Board of Directors since 2004.

Jeffrey A. Brodsky

Mr. Brodsky, 52, has been a member of the Company’s Board of Directors since September 2003 and has been Chairman of the Audit Committee since that date. He became non-executive Chairman of the Board in December 2005. He is currently leading Quest Turnaround Advisors, L.L.C. (“Quest”) in its role as Plan Administrator of Adelphia Communications Corporation and is Trust Administrator of the Adelphia Recovery Trust. Mr. Brodsky co-founded Quest, a financial advisory and restructuring firm in Rye Brook, NY in 2000 and has been a Managing Director of Quest since that time. Mr. Brodsky holds a Bachelor’s degree from New York University College of Business and Public Administration, and a Master’s degree from its Graduate School of Business. He is a Certified Public Accountant. Mr. Brodsky is currently a Director of Euramax International, Inc. and in Motion, Inc. Mr. Brodsky’s significant experience in the areas of accounting, finance and general business matters, as well as his past experience with us, are important to the Board’s ability to review our financial statements, assess potential financings and strategies and otherwise supervise and evaluate our business decisions.

Michael J. Embler

Mr. Embler, 47, has been a member of the Board of Directors since September 2003 and is a member of the Governance and Nominating Committee. In 2010, Mr. Embler became a member of the Audit Committee. From 2005 until May 2009, Mr. Embler served as the Senior Vice President and Chief Investment Officer at Franklin Mutual Advisers, LLC (“FMA”), a firm he joined in 2001 as Vice President. Funds managed by FMA collectively are the Company’s largest stockholder. From 1992 to 2001, Mr. Embler served in various management positions with Nomura Holding America, Inc., most recently as Managing Director. Mr. Embler currently serves as a director of CIT Group Inc., a publicly-traded company, and was appointed as a director of Dynegy, Inc., a publicly traded company, on May 4, 2011. Mr. Embler has previously served as a Director of Kindred Healthcare, Inc. from 2001 to 2008 and Grand Union Company, both publicly-traded companies, and several private companies. Mr. Embler holds a Bachelor’s degree from the State University of New York at Albany and a Master of Business Administration from George Washington University. Mr. Embler’s significant experience with respect to finance, investing and general business matters, as well as his past experience with us, are important to the Board’s ability to review our financial statements and our investor communications, assess potential financings and strategies and otherwise supervise and evaluate our business decisions.

Richard Postma

Mr. Postma, 60, has been a member of the Board of Directors since September 2003 and is a member of the Audit Committee, the Compensation Committee and the Strategy Committee. Mr. Postma has been the Co-Chairman and Chief Executive Officer of US Signal Company LLC, since the time he co-founded it in 2000. He also currently serves as Chairman of Turnkey Network Solutions LLC, Littlefield Group, Inc., R.T. London, Inc. and P&V Capital Holdings, LLC. Since November 2009, Mr. Postma has served as the Chairman of the Board of Directors of Macatawa Bank Corporation. Mr. Postma has also served as Co-Chairman and Chief Executive Officer of US Xchange, LLC, and has previously served on the Board of Directors and Audit Committee of Choice One Communications, Inc. (NASDAQ). From 1983 to 1996, Mr. Postma served as General Counsel to Teledial America, Inc., Teledial America of North Carolina, Digital Signal, Inc., City Signal, Inc., and US Signal. Prior to this, Mr. Postma was a Partner in the Grand Rapids, Michigan law firm of Miller, Johnson, Snell and Cummiskey, P.L.C., where he spent 15 years. Mr. Postma is a graduate of Calvin College and the University of Michigan Law School. Mr. Postma’s significant experience with respect to law, telecommunications and general business matters, as well as his past experience with us, are important to the Board’s ability to evaluate our product and service offerings, assess potential financings and strategies and otherwise supervise and evaluate our business decisions.

Richard Shorten, Jr.

Mr. Shorten, 43, has been a member of the Board of Directors since September 2003 and is a member of the Audit Committee, the Compensation Committee, and serves as the Chairman of the Governance and Nominating Committee and the Strategy Committee. Mr. Shorten is a managing member of Power Play Solar, LLC, a solar asset development and finance company. He is also the Managing Director of Silvermine Capital Resources, LLC, a firm that he founded in 2001 to originate, structure and manage private investment transactions for hedge funds. Mr. Shorten is also a member of the Board of Directors of Enterprise Informatics, Inc. and Infinia Corporation where he is Executive Chairman and previously served as a member of the Board of Directors of First Avenue Networks, Inc. from December 2001 through August 2006, and Mpower Holding Corporation from July 2002 to February 2006 and Movie Gallery, Inc. from 2009 to 2010. From 2000 to 2001, Mr. Shorten was Executive Vice President and Director of Graphnet, Inc., where he had broad-based operating responsibilities for development, finance, marketing, legal affairs and human resources. From 1997 to 2000, he was with Destia Communications and its acquirer, Viatel, Inc., where Mr. Shorten was appointed Senior Vice President, Data Services. Mr. Shorten received a Juris Doctorate degree, with honors, from Rutgers Law School and holds a Bachelor of Arts degree from Colgate University. Mr. Shorten’s significant experience with respect to law, telecommunications and general business matters, as well as his past experience with us, are important to the Board’s ability to evaluate our product and service offerings, assess potential financings and strategies and otherwise supervise and evaluate our business decisions.

Stuart Subotnick

Mr. Subotnick, 69, has been a member of the Board of Directors since 1997 and is Chairman of the Compensation Committee and a member of the Strategy Committee. Since 1986, Mr. Subotnick has been a General Partner, Executive Vice President of Metromedia Company, a management and investment company. Mr. Subotnick started with Metromedia Inc., a predecessor of Metromedia Company, as a tax attorney in 1967, and spent two decades in various management roles, becoming Chief Financial Officer in 1981 and Senior Vice President of Finance and Administration in 1983. Since 1981, Mr. Subotnick has been responsible for negotiating all of the major Metromedia corporate transactions, including the sale of certain of Metromedia divisions. Mr. Subotnick is also the lead Director of Carnival Corporation and is a Director of both the Shubert Organization and Conair Corporation. He served as a member of the Board of Directors of Metromedia International Group, Inc. from the mid-1990s until 2007. He is Chairman of the Board of

Trustees of Brooklyn Law School and a member of the Board of Baruch College (CUNY). Mr. Subotnick also serves as a Vice Chair of the New York Racing Association. Mr. Subotnick earned a Bachelor of Business Administration degree from Baruch College, a Master of Law degree from Brooklyn Law School and a Juris Doctorate degree from New York University. Mr. Subotnick’s significant experience with respect to finance, investing and general business matters, as well as his past experience with us, are important to the Board’s ability to review our investor communications, assess potential financings and strategies and otherwise supervise and evaluate our business decisions.

William G. LaPerch

Mr. LaPerch, 55, has been the President and Chief Executive Officer and a member of the Board of Directors of the Company since March 2004. From 1999 to March 2004, Mr. LaPerch served in various executive positions relating to the Company’s operations. From 1989 to 1999, Mr. LaPerch served as Vice President of Network Services for MCI where he managed that company’s local, long distance, data and Internet networks. Previously, Mr. LaPerch held executive positions at NYNEX. Mr. LaPerch is a graduate of the United States Military Academy at West Point, where he earned a Bachelor of Science degree in Engineering. Mr. LaPerch also received a Master of Business Administration from Columbia University. Mr. LaPerch’s experience and his role as our President and CEO enable him to play an important role as a member of the Board of Directors.

Each of the members of the Board of Directors will serve until a replacement is duly elected and qualified or until his earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Executive Officers

Rajiv Datta

Mr. Datta, 40, was appointed Chief Operating Officer in January 2011. From May 2004 to January 2011, he served as Senior Vice President and Chief Technology Officer, a role in which he oversaw all aspects of Engineering, IT and Product Development activities across our metro, long haul and IP networks. He joined the Company in 1998 and became a Vice President in 2002. Prior to joining the Company, Mr. Datta held various engineering and development positions at Alcatel Telecommunications Cable in North Carolina and at Alcatel’s Optical Fiber Competency Center near Paris, France. Mr. Datta holds a Bachelor of Science degree and a Master of Science degree in Engineering from Rutgers University and is a member of Tau Beta Pi, the National Engineering Honors Society.

Joseph P. Ciavarella

Mr. Ciavarella, 55, was appointed as Acting Chief Financial Officer, in March 2008 and Senior Vice President and Chief Financial Officer in October 2008. Mr. Ciavarella had been an independent consultant since December 2006 and served as Vice President and Chief Financial Officer of Langer, Inc., a provider of custom orthotic devices, related orthopedic and skin care products, from February 2004 to November 2006. From August 2002 to February 2004, Mr. Ciavarella was the Chief Financial Officer of New York Medical, Inc., a medical practice management company and, from 1998 through July 2002, he was Senior Vice President — Finance of Aviation Capital Group, an independent aircraft leasing and finance company that became a subsidiary of Pacific Life Insurance Company. Prior to that, from 1994 to 1998, Mr. Ciavarella was Chief Financial Officer in the alternative investment division of PaineWebber, Inc. and, from 1983 to 1993, was Corporate Vice President of Integrated Resources, Inc. (and Chief Financial Officer of its equipment leasing and alternative investment division). He began his career at Touche Ross & Co. (now Deloitte, LLP). Mr. Ciavarella received a Bachelor of Business Administration degree from Hofstra University, Hempstead, New York, in 1977, and became a Certified Public Accountant in 1979.

Robert Sokota

Mr. Sokota, 47, is currently the Senior Vice President, General Counsel, Chief Administrative Officer and Secretary, overseeing and advising on all of the Company’s legal and contractual issues and negotiations. He became the Senior Vice President, General Counsel and Secretary in January 2001 and the Chief Administrative Officer in 2004. He originally joined the Company in January 2000 as Vice President, Legal.

Prior to joining the Company, Mr. Sokota was Vice President of the legal department for Metromedia International Telecommunications, Inc. He also worked as an associate with the firm Steptoe & Johnson in Washington, D.C. from 1989 to 1994. Mr. Sokota holds a Juris Doctorate degree from the University of Chicago and a Bachelor of Arts degree from George Washington University.

John Jacquay

Mr. Jacquay, 58, joined the Company in 2004 as Senior Vice President, Sales and Marketing. From February 2002 to June 2004, Mr. Jacquay was the President of National Sales at XO Communications. Prior to joining XO Communications, Mr. Jacquay was Chairman and Chief Executive Officer of Pagoo, a Silicon Valley VOIP start-up. From 1985 to 1996, Mr. Jacquay was in charge of various regional and national sales organizations of MCI Telecommunications. From 1974 to 1985, Mr. Jacquay held various leadership positions in finance and sales with GTE Corp. Mr. Jacquay holds undergraduate degrees in Finance and Accounting, as well as an MSBA in Economics from Indiana University and is a Certified Public Accountant.

Director and Executive Officer Involvement in Legal Proceedings

Messrs. LaPerch and Sokota served as President, Enterprise Services and Senior Vice President and General Counsel, respectively, for Metromedia Fiber Network, Inc. at the time that it filed for bankruptcy protection in May 2002.

Corporate Governance

In December 2005, the Board of Directors documented the governance practices to be followed by the Company by adopting Corporate Governance Guidelines to promote the functioning of the Board and its committees and set forth a common set of expectations as to how the Board should perform its functions. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to, among other things, board composition and selection, board meetings and involvement of senior management, and board committees and director compensation. The Corporate Governance Guidelines can be found through the “Investors — Corporate Governance” section of our website at www.above.net and a printed copy will be provided free of charge to any stockholder upon request.

The Board of Directors and the committees of the Board of Directors met numerous times during 2010. The Board of Directors held 14 meetings in 2010. The Company’s independent directors held regularly scheduled executive sessions at which only independent directors were present. Meetings of the Board of Directors and executive sessions of the Board are led by the Chairman of the Board, Jeffrey A. Brodsky. We believe each of the members of the Board of Directors is qualified to serve as a director based on their experience and ability to bring different perspectives to the Company’s business as described in the biographical information provided above.

In 2010, the Company had a standing Audit Committee, Compensation Committee, Governance and Nominating Committee and Strategy Committee. The Audit Committee met eight times in 2010. The Compensation Committee met six times in 2010. The Governance and Nominating Committee met once in 2010. The Strategy Committee did not meet in 2010. Each director attended 75% or more of the meetings of the Board of Directors and the committees on which he served.

Each of the existing committees, other than the Strategy Committee, operates pursuant to a written charter, copies of which are available through the “Investors — Corporate Governance” section of our website at www.above.net. A printed copy of the charter of any of our Board committees will be provided free of charge to any stockholder upon request. The committees of the Board of Directors are described in more detail below.

The Company has adopted a Code of Conduct that applies to all of our employees, including our executive officers, and to our directors. Our Code of Conduct, which satisfies the Securities and Exchange Commission (“SEC”) requirements for a code of ethics, can be found through the “About — About Overview” section of our website at www.above.net. A printed copy of the Code of Conduct will be provided free of charge to any stockholder upon request. If a waiver of our Code of Conduct is granted to any of our executive officers or directors, we will promptly disclose the amendment or waiver on our website as required by SEC and New York Stock Exchange rules.

Independence of the Board of Directors

The New York Stock Exchange listing standards require that a majority of the members of a listed company’s directors must qualify as “independent,” as affirmatively determined by the Board.

After review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent registered public accountants, the Board of Directors has affirmatively determined that the following directors are independent directors within the meaning of the applicable New York Stock Exchange listing standards: Jeffrey A. Brodsky, Michael Embler, Richard Postma, Richard Shorten and Stuart Subotnick. In making this determination, the Board found that none of these directors had a material or other disqualifying relationship with the Company. William LaPerch is not an independent director by virtue of his position as President and Chief Executive Officer of the Company.

In determining the independence of Mr. Embler, the Board took into account that in December 2009, Mr. Embler was appointed to the board of directors of CIT Group, Inc., the parent company of CIT Lending Services Corporation, one of the lenders under our secured credit facility, which we repaid in January 2011.

In determining the independence of Mr. Postma, the Board took into account that we sell certain fiber services to US Signal, LLC (“US Signal”), a company principally owned by Mr. Postma and for which he serves as Chairman of the Board and Chief Executive Officer. We invoiced US Signal for fiber services totaling $104,150 in 2005, $111,360 in 2006, $274,557 in 2007, $329,964 in 2008, $347,760 in 2009 and $393,960 in 2010. Our transactions with US Signal have been approved or ratified by the Board of Directors (without Mr. Postma participating) and are priced consistently with our pricing for other customers. Mr. Postma had no involvement in our negotiation of these fiber services agreements. In addition, the Board took into account that we purchase certain installation and construction services from Turnkey Network Solutions, Inc. (“Turnkey”), a company for which Mr. Postma serves as Chairman of the Board of Directors and in which he has a minority ownership interest. We were invoiced by Turnkey for services of $128,446 in 2008, $30,755 in 2009 and $1,544 in 2010, which transactions were ratified by the Board (without Mr. Postma participating). We are also discussing purchasing certain telecommunications and construction services from US Signal and Turnkey, respectively.

Board Leadership Structure and Role in Risk Oversight

We maintain a Board leadership structure that separates the positions of Chairman of the Board of Directors from Chief Executive Officer. By having separate individuals serve as Chairman of the Board of Directors and Chief Executive Officer, we believe that we provide for additional independence of and oversight by the Board of Directors, which enables our Chief Executive Officer to focus his time and attention on the Company’s operations and strategic direction.

The Board of Directors has general risk oversight responsibilities. The Audit Committee of the Board of Directors oversees risk issues with respect to our financial reporting and accounting. In 2010, the Audit Committee reviewed risks associated with the Company’s systems’ upgrade project. Our internal audit department, which monitors our compliance with financial reporting and accounting risk controls, reports to the Audit Committee. The Board of Directors believes that this structure enables it to effectively oversee risk management.

Audit Committee

The Audit Committee consists of Messrs. Brodsky (Chairman), Postma, Shorten and as of August 2010, Mr. Embler, each of whom satisfies the applicable independence and other qualification requirements of the New York Stock Exchange corporate governance and SEC rules for serving on an audit committee. The Board of Directors has determined that Mr. Brodsky, the Audit Committee’s Chairman, is an “audit committee financial expert” as defined in the applicable SEC rules. The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its responsibility for the integrity of the Company’s financial reports. The Audit Committee also carries out other functions from time to time as assigned to it by the Board of Directors. The Audit Committee, or in some cases the Board of Directors, reviews and approves related party transactions.

In carrying out its purpose, the goal of the Audit Committee is to serve as an independent and objective monitor of the Company’s financial reporting process and internal control systems, including the activities of the Company’s independent auditors and internal audit function, and to provide an open avenue of communication with the Board of Directors for, and among, the independent auditor, internal audit operations and financial and executive management.

Report of the Audit Committee*

Management is responsible for the preparation of the Company’s financial statements and the Company’s independent registered public accountants are responsible for auditing those statements. In connection with the preparation of the December 31, 2010 financial statements, the Audit Committee (i) reviewed and discussed the audited financial statements with management; (ii) discussed with the independent registered public accountants the matters required to be discussed under standards of the Public Company Accounting Oversight Board (“PCAOB”), including Statement on Auditing Standards No. 61 (as the same may be amended or supplemented); and (iii) received the written report, disclosures and the letter from the independent registered public accountants required by the PCAOB Rule 3526, “Communication with Audit Committees Concerning Independence,” and the Audit Committee has reviewed, evaluated and discussed with that firm the written report and its independence from the Company. The Audit Committee also has discussed with management of the Company and the independent registered public accountants such other matters and received such assurances from them as the Audit Committee deemed appropriate.

Based upon these reviews and discussions, the Audit Committee recommended, and the Board of Directors approved, the inclusion of our audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the SEC.

MEMBERS OF THE AUDIT COMMITTEE
Jeffrey A. Brodsky, Chairman
Michael J. Embler
Richard Postma
Richard Shorten, Jr.

*	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The Compensation Committee consists of Messrs. Subotnick (Chairman), Postma and Shorten, each of whom satisfies the independence and other qualification requirements of New York Stock Exchange corporate governance rules. The Compensation Committee’s role is to establish and review our overall compensation philosophy and policies and to approve the compensation for the Company’s senior executive officers (including our executive officers named in the Summary Compensation Table set forth below (the “named executive officers”)) and related matters. In this regard, the Compensation Committee approves the Company’s overall bonus plan, grants (or recommends to the Board of Directors) equity compensation and approves (or recommends to the Board) salary changes for senior executive officers. The Compensation Committee meets several times during the year, and the Compensation Committee Chairman periodically reports on Compensation Committee actions and recommendations at Board meetings. In addition, the Compensation Committee unofficially conferred without the participation of management in executive session on a number of occasions. The Compensation Committee has the power to retain the services of outside counsel, advisors, experts and others to assist the Compensation Committee.

The Compensation Committee assists the Board in establishing compensation packages for our executive officers and non-employee directors and administering our incentive plans. The Compensation Committee is generally responsible for setting and administering the policies that govern annual executive salaries, raises and bonuses and certain awards of stock options, restricted stock awards and other awards under our incentive plans and otherwise.

Compensation Committee Report*

The Compensation Committee has submitted the following report for inclusion in this proxy statement.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on the Compensation Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

MEMBERS OF THE COMPENSATION COMMITTEE
Stuart Subotnick, Chairman
Richard Postma
Richard Shorten, Jr.

*	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Governance and Nominating Committee

The Governance and Nominating Committee consists of Messrs. Shorten (Chairman) and Embler, each of whom satisfies the independence requirements of New York Stock Exchange corporate governance rules. The Governance and Nominating Committee assists the Board in fulfilling its responsibility to the stockholders by (i) identifying individuals qualified to serve as directors and recommending that the Board support the selection of the nominees for all directorships, whether such directorships are filled by the Board or the stockholders, (ii) developing and recommending to the Board a set of corporate governance guidelines and principles and (iii) recommending improvements to the corporate governance process when necessary.

The Governance and Nominating Committee recommends to the Board for selection candidates to the Board to serve as nominees for election as directors at the annual meeting of stockholders. The Board is responsible for filling vacancies on the Board that may occur between annual meetings of stockholders. As part of its process, the Governance and Nominating Committee will consider nominees proposed by stockholders of the Company. In considering possible candidates for election as a director, the Governance and Nominating Committee is guided by the following principles: (a) each director should be an individual of the highest character and integrity; (b) each director should have substantial experience which is of particular relevance to the Company, and the Board should encompass a broad range of knowledge and expertise; (c) each director should have sufficient time available to devote to the affairs of the Company; (d) each director should represent the best interests of the stockholders as a whole rather than special interest groups; (e) the size of the Board should facilitate substantive discussions in which each director can participate meaningfully; (f) a majority of the Board should consist of directors who are neither officers nor employees of the Company or its subsidiaries (and have not been officers or employees within the previous three years), do not have a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and who are otherwise “independent” under the rules of the New York Stock Exchange as in effect from time to time; and (g) such other factors as the Governance and Nominating Committee determines appropriate. In considering possible candidates for election as a director, the Governance and Nominating Committee considers diversity of business backgrounds and skills to ensure that the Company is provided with different perspectives from various professional backgrounds including directors with experience in accounting, finance, law and telecommunications. In addition, as the Company increases its presence outside of the U.S., the Governance and Nominating Committee will also consider the international experience of possible candidates.

Since our emergence from bankruptcy protection in 2003, the Governance and Nominating Committee has not nominated any new members to the Board of Directors. Upon the appointment of Mr. LaPerch to the position of Chief Executive Officer in March 2004, the Board determined to appoint him to the Board (taking the position of the prior Chief Executive Officer John Gerdelman who resigned in December 2003). Upon the resignation of Dennis O’Connell from the Board in May 2006, the Board of Directors determined that it was not necessary at that time to appoint another director to replace Mr. O’Connell. In May 2009, the Board of Directors reduced the number of members from seven to six.

The Governance and Nominating Committee will consider director candidates recommended by stockholders. The Governance and Nominating Committee does not intend to alter the manner in which it evaluates candidates, including the criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Governance and Nominating Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Governance and Nominating Committee at the following address: AboveNet, Inc., c/o Secretary at 360 Hamilton Avenue, White Plains, NY 10601 at least 120 days prior to the anniversary date of the previous annual meeting of stockholders. Submissions must include, among other things, the name, age, business address and residence address of such person, the principal occupation or employment of such person, a description of all arrangements and understandings between the proposed nominee and stockholder making such nomination and the information required pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended. Stockholders wishing to make a nomination are advised to review the Company’s bylaws for additional requirements. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Strategy Committee

The Strategy Committee, which consists of Messrs. Shorten (Chairman), Postma and Subotnick, was formed in September 2007. The purpose of this Committee is to provide assistance and advice to management on a number of issues including Company strategy, financing and organization.

Communications with the Board of Directors

Stockholders and other interested persons may send communications to the Board of Directors, including to any of our non-management directors, our Chairman or any committee of the Board by writing to them at AboveNet, Inc., c/o Secretary at 360 Hamilton Avenue, White Plains, NY 10601 or by sending an e-mail to shareholdercommunications@above.net. The Secretary will distribute all stockholder communications to the intended recipients.

SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

The following table sets forth, as of May 10, 2011, certain information regarding beneficial ownership of our common stock by (a) each person or entity who is known by us to own beneficially 5% or more of our common stock, (b) each of our directors, (c) each of our named executive officers and (d) all executive officers and directors as a group. Unless otherwise indicated, each of the stockholders shown in the table below has sole voting and investment power with respect to the shares beneficially owned. Unless otherwise indicated, the address of each person named in the table below is c/o AboveNet, Inc., 360 Hamilton Avenue, White Plains, New York 10601. As used in this table, a beneficial owner of a security includes any person who, directly or indirectly, through contract, arrangement, understanding, relationship or otherwise has or shares (i) the power to vote, or direct the voting of, such security or (ii) investment power which includes the power to dispose, or to direct the disposition of, such security. In addition, a person is deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days of May 10, 2011.

Name of Beneficial Owner	Common Stock Beneficially Owned		Percentage of Common Stock(1)
Franklin Mutual Advisers, LLC 101 John F. Kennedy Parkway Short Hills, NJ 07078	4,871,810	(2)	18.9%
JWK Enterprises, LLC c/o Metromedia Company 810 7th Avenue, 29th Floor New York, NY 10019	2,440,608	(3)	9.5%
JGD Management Corp. and affiliated person c/o York Capital Management 767 Fifth Avenue, 17th Floor New York, NY 10153	2,320,353	(4)	9.0%
Columbia Wanger Asset Management, LLC 227 West Monroe Street Suite 3000 Chicago, IL 60606	1,658,600	(5)	6.4%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	1,359,992	(6)	5.3%
Jeffrey A. Brodsky	24,912	(7)	*
Richard Postma	10,600	(8)	*
Stuart Subotnick	9,912	(9)	*
Richard Shorten, Jr.	8,378	(10)	*
Michael Embler	6,331	(11)	*
William G. LaPerch	73,386	(12)	*
Robert Sokota	48,000	(13)	*
Joseph P. Ciavarella	8,465	(14)	*
Rajiv Datta	7,000	(15)	*
John Jacquay	—	(16)	*
All directors and executive officers as a group (ten persons)	196,984	(17)	1.0%

*	Less than 1%
(1)	The applicable percentage of beneficial ownership is based on 25,817,308 shares of common stock outstanding as of May 10, 2011, and with respect to each person, any shares of common stock that may be acquired by exercise of stock options, or other rights to acquire common stock, within 60 days of May 10, 2011.

(2)	Based on information contained in Amendment No. 2 to Schedule 13G filed by Franklin Mutual Advisors, LLC (“FMA”) with the Securities and Exchange Commission on January 27, 2011. FMA has sole voting and investment discretion over these securities pursuant to investment management contracts. FMA disclaims beneficial ownership of the shares owned by its investment management clients.
(3)	Based on information contained in the Schedule 13D (Amendment No. 2) filed by JWK Enterprises LLC and the Trust created pursuant to Trust Agreement, dated April 4, 2008, between John W. Kluge as grantor and initial Trustee and JP Morgan Trust Company of Delaware, as Administrative Trustee, with the Securities and Exchange Commission on December 17, 2010.
(4)	Based on information contained in the Schedule 13G (Amendment No. 9) filed by JGD Management Corp. (“JGD”) with the Securities and Exchange Commission on February 14, 2011. Includes (i) 269,577 shares of common stock directly owned by York Capital Management, L.P. (“York Capital”); (ii) 426,960 shares of common stock directly owned by York Multi-Strategy Master Fund, L.P., a Cayman Islands exempted limited partnership (“York Multi-Strategy”); (iii) 217,414 shares of common stock directly owned by York Select, L.P. (“York Select”); (iv) 399,424 shares of common stock directly owned by York Credit Opportunities Fund, L.P. (“York Credit Opportunities”); (v) 583,644 shares of common stock directly owned by York Credit Opportunities Master Fund, L.P., a Cayman Islands exempted limited partnership (“York Credit Opportunities Master”); (vi) 260,567 shares of common stock directly owned by York Select Master Fund, L.P., a Cayman Islands exempted limited partnership (“York Select Master”); (vii) 66,755 shares of common stock directly owned by York Global Value Master Fund, L.P., a Cayman Islands exempted limited partnership (“York Global Value”); (viii) 35,894 shares of common stock directly owned by Jorvik Multi-Strategy Master Fund, L.P., a Cayman Islands exempted limited partnership (“Jorvik”) and (ix) 60,118 shares of common stock directly owned by certain managed accounts (the “Managed Accounts”). The general partners of York Capital, York Multi-Strategy, York Select, York Credit Opportunities, York Credit Opportunities Master, York Select Master, York Global Value and Jorvik have delegated certain management and administrative duties of such funds to JGD. In addition, JGD manages the Managed Accounts.
(5)	Based on information contained in Schedule 13G filed by Columbia Wanger Asset Management, LLC with the Securities and Exchange Commission on February 10, 2011.
(6)	Based on information contained in Schedule 13G filed by BlackRock, Inc. with the Securities and Exchange Commission on February 3, 2011.
(7)	Includes 16,912 shares of common stock and fully vested and exercisable options to purchase 8,000 shares of common stock. Excludes 1,800 shares underlying restricted stock units granted on December 3, 2009, which are scheduled to vest on November 16, 2011. Also excludes 3,000 shares underlying restricted stock units granted on December 20, 2010, 2,000 of which are scheduled to vest on November 16, 2012 and 1,000 of which are scheduled to vest on November 16, 2013, and 160 shares underlying restricted stock units granted as part of the grant of restricted stock units on December 20, 2010 to the holders of unvested restricted stock units as of December 6, 2010, the record date of the one time $5.00 per share cash dividend (the “RSU Dividend”), which are scheduled to vest on November 15, 2011.
(8)	Excludes 1,800 shares underlying restricted stock units granted on December 3, 2009, which are scheduled to vest on November 16, 2011. Also excludes 3,000 shares underlying restricted stock units granted on December 20, 2010, 2,000 of which are scheduled to vest on November 16, 2012 and 1,000 of which are scheduled to vest on November 16, 2013, and 160 shares underlying restricted stock units granted pursuant to the RSU Dividend, which are scheduled to vest on November 15, 2011.
(9)	Includes 1,912 shares of common stock and fully vested and exercisable options to purchase 8,000 shares of common stock. Excludes 1,800 shares underlying restricted stock units granted December 3, 2009, which are scheduled to vest on November 16, 2011. Also excludes 3,000 shares underlying restricted stock units granted on December 20, 2010, 2,000 of which are scheduled to vest on November 16, 2012 and 1,000 of which are scheduled to vest on November 16, 2013, and 160 shares underlying restricted stock units granted pursuant to the RSU Dividend, which are scheduled to vest on November 15, 2011.
(10)	Includes 6,378 shares of common stock and fully vested and exercisable options to purchase 2,000 shares of common stock. Excludes 1,800 shares underlying restricted stock units granted on December 3, 2009, which are scheduled to vest on November 16, 2011. Also excludes 3,000 shares underlying restricted stock units granted on December 20, 2010, 2,000 of which are scheduled to vest on November 16, 2012 and 1,000 of which are scheduled to vest on November 16, 2013, and 160 shares underlying restricted stock units granted pursuant to the RSU Dividend, which are scheduled to vest on November 15, 2011.

(11)	Includes 5,619 shares of common stock and fully vested and exercisable options to purchase 712 shares of common stock. Excludes 1,800 shares underlying restricted stock units granted on December 3, 2009, which are scheduled to vest on November 16, 2011. Also excludes 3,000 shares underlying restricted stock units granted on December 20, 2010, 2,000 of which are scheduled to vest on November 16, 2012 and 1,000 of which are scheduled to vest on November 16, 2013, and 160 shares underlying restricted stock units granted pursuant to the RSU Dividend, which are scheduled to vest on November 15, 2011.
(12)	Excludes 60,000 restricted stock units granted September 8, 2008, which are scheduled to vest on the third anniversary of the date of grant and 65,000 restricted stock units granted on January 25, 2011, 43,333 of which are scheduled to vest on November 16, 2012 and 21,667 of which are scheduled to vest on November 16, 2013. Also excludes 14,000 restricted stock units that vest in 2012 based upon the achievement of certain performance targets for fiscal year 2011. Additionally, the amount excludes 6,586 restricted stock units granted on December 20, 2010 pursuant to the RSU Dividend, 5,340 of which are scheduled to vest on November 15, 2011 and 1,246 of which are scheduled to vest in 2012 based upon the achievement of certain performance targets for fiscal year 2011.
(13)	Excludes 42,000 restricted stock units granted on September 8, 2008, which are scheduled to vest on September 8, 2011 and 3,738 restricted stock units granted on December 20, 2010 pursuant to the RSU Dividend, which are scheduled to vest on November 15, 2011. Also excludes 21,000 restricted stock units granted on January 25, 2011, 14,000 of which vest on November 16, 2012 and 7,000 of which vest on November 16, 2013.
(14)	Excludes 42,000 restricted stock units granted on October 27, 2008, which are scheduled to vest on November 15, 2011 and 3,738 restricted stock units granted on December 20, 2010 pursuant to the RSU Dividend, which are also scheduled to vest on November 15, 2011. Also excludes 21,000 restricted stock units granted on January 25, 2011, 14,000 of which vest on November 16, 2012 and 7,000 of which vest on November 16, 2013.
(15)	Excludes 42,000 restricted stock units granted on September 8, 2008, which are scheduled to vest on September 8, 2011 and 3,738 restricted stock units granted on December 20, 2010 pursuant to the RSU Dividend, which are scheduled to vest on November 15, 2011. Also excludes 60,000 restricted stock units granted on January 25, 2011, 15,000 of which vest on November 16, 2011, 30,000 of which vest on November 16, 2012 and 15,000 of which vest on November 16, 2013.
(16)	Excludes 42,000 restricted stock units granted on September 8, 2008, which are scheduled to vest on September 8, 2011 and 3,738 restricted stock units granted on December 20, 2010 pursuant to the RSU Dividend, which are scheduled to vest on November 15, 2011. Also excludes 23,000 restricted stock units granted on January 25, 2011, 15,333 of which vest on November 16, 2012 and 7,667 of which vest on November 16, 2013.
(17)	Includes 178,272 shares of common stock and fully vested and exercisable options to purchase 18,712 shares of common stock. Excludes 478,338 restricted stock units granted as follows: (i) 186,000 restricted stock units granted on September 8, 2008, which are scheduled to vest on September 8, 2011; (ii) 42,000 restricted stock units granted on October 27, 2008, which are scheduled to vest on November 15, 2011; (iii) 9,000 restricted stock units granted on December 3, 2009, which are scheduled to vest on November 15, 2011; (iv) 22,338 restricted stock units granted on December 20, 2010, 17,354 of which are scheduled to vest on November 15, 2011, 3,738 of which are scheduled to vest on November 16, 2011 and 1,246 of which are scheduled to vest in 2012 based upon the achievement of certain performance targets for fiscal year 2011; (v) 15,000 restricted stock units granted on December 20, 2010, 10,000 of which are scheduled to vest on November 16, 2012 and 5,000 of which are scheduled to vest on November 16, 2013; (vi) 190,000 restricted stock units granted on January 25, 2011, 15,000 of which are scheduled to vest on November 15, 2011, 116,666 of which are scheduled to vest on November 16, 2012 and 58,334 of which are scheduled to vest on November 16, 2013; and (viii) 14,000 restricted stock units granted in September 2008, which are scheduled to vest in 2012 based upon the achievement of certain performance targets for fiscal year 2011.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and any persons who beneficially own more than 10% of our common stock to file with the SEC (and, if such security is listed on a national securities exchange, with such exchange), various reports as to ownership of such common stock. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such reports and written representations from certain reporting persons, the Company believes that during the fiscal year ended December 31, 2010, all filings required by our executive officers, directors and greater than 10% beneficial owners under Section 16(a) were timely except that a Form 4 for Mr. Shorten was not filed timely with respect to a restricted stock unit grant on December 20, 2010.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Compensation Committee Interlocks and Insider Participation

During 2010, except as discussed below, none of the members of our Compensation Committee (Messrs. Subotnick, Postma and Shorten) (i) served as an officer or employee of the Company or its subsidiaries, (ii) was formerly an officer of the Company or its subsidiaries or (iii) entered into any transactions with the Company or its subsidiaries, other than stock option agreements and restricted stock unit agreements. During 2010, none of our executive officers (i) served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the board of directors) of another entity, one of whose executive officers served on our Compensation Committee, (ii) served as director of another entity, one of whose executive officers served on our Compensation Committee, or (iii) served as member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the board of directors) of another entity, one of whose executive officers served as a director of the Company.

Related Party Transactions

In 2010, we invoiced US Signal, a company principally owned by Mr. Postma, for the lease of fiber optic infrastructure and other related services sold to US Signal totaling $393,960. We also purchased certain installation and construction services totaling $1,544 in 2010 from Turnkey, a company in which Mr. Postma serves as Chairman of the Board of Directors and in which he has a minority ownership interest. We are also discussing purchasing certain telecommunications and construction services from US Signal and Turnkey, respectively.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board of Directors consists of six members. Each of the nominees to the Board of Directors listed above under “Directors and Executive Officers — Director Nominees” currently serves as a director of the Company and was re-elected to the Board at our 2010 annual meeting. Each of Messrs. Brodsky, Embler, Postma and Shorten were initially appointed to the Board of Directors in 2003. Mr. Subotnick was originally appointed to the Board of Directors in 1997 and was reappointed in 2003. Mr. LaPerch was appointed to the Board of Directors in March 2004. Each director to be elected was recommended to the Board by the Governance and Nominating Committee for re-election to the Board, and will hold office until the next annual meeting of stockholders and until his successor is elected, or, if sooner, until the director’s death, resignation or removal. It is the Company’s policy to invite nominees for director to attend the annual meeting. All of the directors attended the 2010 annual meeting and the Company expects that all of the directors will attend the 2011 annual meeting.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The six nominees receiving the highest number of affirmative votes will be elected. Except where otherwise instructed, proxies will be voted for election of each of the nominees. Should any nominee be unwilling or unable to serve as a director, which is not anticipated, it is intended that the persons acting under the proxy will vote for the election of another person designated by the Board of Directors, unless the Board of Directors chooses to reduce the number of directors constituting the full Board.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has selected BDO USA, LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2011 and has further directed that management submit the selection of independent registered public accountants for ratification by the stockholders at the annual meeting. BDO USA, LLP also audited the Company’s financial statements for the fiscal period September 1, 2003 through December 31, 2003 and each of the fiscal years ended December 31, 2004 though 2010. Representatives of BDO USA, LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of BDO USA, LLP as the Company’s independent registered public accountants. However, the Audit Committee is submitting the selection of BDO USA, LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent registered public accountants at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of a majority of the votes cast by holders present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of BDO USA, LLP.

Principal Accountant Fees and Services

Aggregate fees billed for professional services rendered for the Company by BDO USA, LLP for each of the years ended December 31, 2010 and 2009 were:

	(In thousands)
	2010	2009
Audit Fees	$1,159	$1,371
Audit-Related Fees	—	41
Tax Fees	18	30
Total	$1,177	$1,442

Audit Fees.  In June 2010, BDO USA, LLP was engaged to audit the Company’s financial statements as of and for the year ended December 31, 2010. In June 2009, BDO USA, LLP was engaged to audit the Company’s financial statements as of and for the year ended December 31, 2009. The Audit Fees for the years ended December 31, 2010 and 2009, respectively, were for professional services rendered for the audit of our consolidated financial statements as described above.

Audit-Related Fees.  Audit-Related Fees are typically for due diligence related to mergers and acquisitions. There were no such fees for the year ended December 31, 2010.

Tax Fees.  Tax Fees for the years ended December 31, 2010 and 2009 were for services related to tax compliance, including the preparation of tax returns and claims for refund, tax planning and advice, including assistance with, and representation in, tax audits and appeals, the review of the Company’s earnings and profits analysis and billings to date on an IRS Section 382 analysis.

Auditor Independence.  The Audit Committee has considered the non-audit services provided by BDO USA, LLP and determined that the provision of such services had no effect on BDO USA, LLP’s independence from the Company.

Audit Committee Pre-Approval Policy and Procedures.  The Audit Committee must review and pre-approve all audit and, except as provided below, non-audit services provided by BDO USA, LLP, our independent registered public accounting firm. In conducting reviews of audit and non-audit services, the Audit Committee will determine whether the provision of such services would impair BDO USA, LLP’s independence. The Audit Committee will only pre-approve services that it believes will not impair BDO USA, LLP’s independence. The Audit Committee has delegated to its Chairman authority to pre-approve all non-audit services. All services are subsequently communicated to the Audit Committee. All services rendered by BDO USA, LLP in 2009 and 2010 were pre-approved pursuant to this process.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF RATIFYING THE
SELECTION OF BDO USA, LLP

PROPOSAL NO. 3

APPROVAL OF THE ABOVENET, INC. 2011 EQUITY INCENTIVE PLAN

We are asking the Company’s stockholders to approve the AboveNet, Inc. 2011 Equity Incentive Plan (the “2011 Plan”), which was adopted by the Board on May 11, 2011, subject to stockholder approval. The principal purposes of the 2011 Plan are to aid the Company in attracting, retaining, motivating and rewarding participants, to provide for equitable and competitive compensation opportunities, to recognize individual contributions and reward achievement of Company goals, and to promote the creation of long-term value for stockholders by closely aligning the interests of participants with those of stockholders. Because there are only 34,719 shares available for awards under the Company’s 2008 Equity Incentive Plan as of the date of this proxy statement, if the stockholders do not approve the 2011 Plan, we would be required to replace our current compensation programs with new programs based almost exclusively of cash payments in the form of base salary and non-equity incentive compensation.

The total number of shares reserved and available for delivery in connection with awards granted under the 2011 Plan will be 1,600,000, which is approximately 6.2% of our common stock outstanding as of May 10, 2011. The closing price of our common stock on The New York Stock Exchange on May 10, 2011 was $64.88.

The 2011 Plan is designed to permit the grant of performance-based awards in compliance with the requirements of Section 162(m) of the Internal Revenue Code (the “Code”), thereby preserving the Company’s ability to receive federal income tax deductions for those awards to the extent that they in fact comply with that Code section.

Our Board believes that the Company’s interests will be advanced through the approval of the 2011 Plan by aligning the interests of our stockholders, directors, employees and consultants.

Summary of the 2011 Plan

The following is a summary of the material terms of the 2011 Plan. This summary does not purport to be a comprehensive description of all provisions of the 2011 Plan and is qualified in its entirety by reference to the full text of the 2011 Plan, a copy of which is attached as Appendix A to this proxy statement.

Administration

The 2011 Plan will be administered by the Compensation Committee, which will, in its sole discretion, determine which individuals may participate in the 2011 Plan and the type, extent and terms of the awards to be granted. In addition, the Compensation Committee will interpret the 2011 Plan and make all other determinations with respect to the administration of the 2011 Plan.

Eligibility

Employees, officers, directors and consultants of AboveNet, Inc. and its subsidiaries are eligible to be granted awards under the 2011 Plan. As of May 11, 2011, approximately 700 individuals were eligible to receive awards under the 2011 Plan.

Description of Awards; Share Limits

The following types of awards are authorized for grant under the 2011 Plan:

•	restricted stock units, also referred to as RSUs;
•	restricted stock;
•	stock options, including both incentive stock options, also referred to as ISOs, and non-qualified stock options, also referred to as NSOs;
•	stock appreciation rights, also referred to as SARs; and
•	performance-based awards and other stock-or cash-based awards.

The total number of shares reserved and available for delivery in connection with awards granted under the 2011 Plan will be 1,600,000. In addition, no more than 500,000 shares of the Company’s common stock may be issued pursuant to ISOs.

The 2011 Plan does not provide for liberal share counting. The following are counted as delivered and will not again become available for delivery under the 2011 Plan: shares of common stock tendered as full or partial payment to the Company upon exercise of stock options granted under the 2011 Plan; shares of common stock reserved for issuance upon the grant of SARs under the 2011 Plan, to the extent that the number of reserved shares of common stock exceeds the number of shares of common stock actually issued upon exercise of SARs; and shares of common stock withheld by, or otherwise remitted to or purchased by, us to satisfy a participant’s tax withholding obligations upon the lapse of restrictions on restricted stock or RSUs, or the exercise of options or SARs, or upon any other payment or issuance of shares of common stock under the 2011 Plan. Shares of common stock subject to an award that is canceled, expired, forfeited, settled in cash or otherwise terminated without the delivery of such shares will not be counted as delivered against the number of shares reserved for issuance and will remain available for issuance, and shares of common stock actually delivered under an award but subsequently forfeited and returned to the Company will again be available for grant.

In order to qualify for the “performance-based compensation” exception under Section 162(m) of the Code, the 2011 Plan imposes a per-participant annual limitation on stock-based awards of each type authorized under the 2011 Plan equal to 200,000 shares, subject to adjustment for splits and other similar events. With respect to the awards denominated in cash that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the 2011 Plan imposes an annual per-participant limit on performance-based cash awards equal to $10,000,000. The per-participant annual limits for stock-based award are independent of the annual cash limit on performance-based cash awards.

Restricted Stock Units and Restricted Stock

RSUs evidence the right to receive shares of our common stock or cash, or a combination thereof at the end of a specified vesting or performance period or, if deferral is permitted by the Compensation Committee, at such later deferral date. RSUs are subject to restrictions on transferability, vesting and such other conditions as the Compensation Committee may determine. RSUs do not confer the rights of a stockholder until they vest and are settled in shares of common stock. The terms of a particular RSU award may confer the right to receive dividend equivalents. However, if the RSU award is intended to be performance-based, no such dividend equivalents shall be payable until the applicable performance goals are achieved.

Shares granted as restricted stock are subject to such restrictions on transferability, risk of forfeiture and other restrictions as the Compensation Committee may impose. Except as otherwise determined by the Compensation Committee, shares of restricted stock will be forfeited in the event of termination of employment prior to the end of the restricted period. The Compensation Committee establishes the length of the restricted period for awards of restricted stock, subject to certain vesting limitations. Except to the extent provided under the terms of the 2011 Plan and any award document relating to such restricted stock, a holder of restricted stock shall have all of the rights of a stockholder, including the right to vote the restricted stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Compensation Committee).

Stock Options and SARs

The Compensation Committee may grant to participants the right to purchase a specified number of shares of common stock at a specified option exercise price and subject to any other terms and conditions specified in connection with the option grant, including both ISOs and NSOs. SARs may also be granted, entitling participants to receive the excess of the fair market value of a share on the date of exercise over the SAR’s designated “base price.”

The exercise price of an option and the base price of a SAR are determined by the Compensation Committee, but may not be less than the fair market value of the shares on the date of grant.

The maximum term of each option and SAR (including a SAR granted in tandem with an option) will be 10 years. Subject to this limit, the times at which each option or SAR will be exercisable and provisions requiring forfeiture of unexercised options at or following termination of employment or upon the occurrence of other events generally are fixed by the Compensation Committee. Options may be exercised by payment of the exercise price in cash, shares or other property (which may include through broker-assisted cashless exercise procedures) or by surrender of other outstanding awards having a fair market value equal to the exercise price. Methods of exercise and settlement and other terms of SARs will be determined by the Compensation Committee. SARs may be exercisable for shares or for cash, as determined by the Compensation Committee.

Performance-Based Awards

The Compensation Committee may grant performance-based awards, which may be denominated in cash, shares of common stock, other awards or a combination thereof, which may be earned upon achievement or satisfaction of pre-established performance conditions and other terms specified by the Compensation Committee. In the case of awards intended to qualify for exemption under Section 162(m) of the Code as “performance-based compensation,” the Compensation Committee will use one or more objectively determinable performance goals that relate to one or more performance criteria. The 2011 Plan includes the following performance criteria relating to the Company, on a consolidated basis, and/or for specified subsidiaries, affiliates or business units:

•	Revenues on a corporate, service-by-service or product-by-product basis;
•	Earnings from operations, earnings before or after taxes, earnings before or after interest, depreciation, amortization, incentives, service fees, extraordinary or special items or other adjustments;
•	Net income or net income per common share (basic or diluted);
•	Return on assets, return on investment, return on capital, or return on equity;
•	Cash flow, free cash flow, cash flow return on investment, or net cash provided by operations;
•	Economic value created or added;
•	Operating margin or profit margin;
•	Stock price, dividends or total stockholder return;
•	Development of new technologies;
•	Raising of equity or debt;
•	Successful hiring of key individuals;
•	Resolution of significant litigation; and
•	Strategic business criteria, consisting of one or more objectives based on the following goals: meeting specified market penetration or value added, product development or introduction, geographic business expansion, cost targets, customer satisfaction, employee satisfaction, information technology, corporate development, manufacturing or process development, legal compliance or risk reduction, patent application or issuance goals, or goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures.

The Compensation Committee has the discretion to determine the targeted level or levels of performance for an award with respect to such business criteria, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

In order for an award to qualify as “performance-based compensation” under Section 162(m) of the Code, the performance goal must be established no later than the earlier of ninety (90) days after the beginning of any applicable performance period or the date on which 25% of the performance period has elapsed. In addition, the level or level of performance targeted by the Compensation Committee must result in the achievement of the performance goals being “substantially uncertain” at the time they are established.

To satisfy the requirements that apply to “performance-based” compensation under Section 162(m) of the Code, the performance criteria must be approved by the Company’s stockholders. Approval of the 2011 Plan will also constitute approval of the plan for purposes of Section 162(m) of the Code (including with respect to options granted under the 2011 Plan) and of the performance criteria included in the 2011 Plan.

Other Stock- or Cash-Based Awards, Stock Bonus Awards, Awards in Lieu of Other Obligations and Dividend Equivalents

The Compensation Committee is authorized to grant shares as a bonus, free of restrictions, or to grant shares or other awards in lieu of obligations under other plans or compensatory arrangements, on such terms as the Compensation Committee may specify and as required in the 2011 Plan. The Compensation Committee is also authorized to grant dividend equivalents to participants entitling such participant to receive cash, shares of common stock, other awards, or other property that is equivalent to all or a portion of the dividends paid with respect to a specified number of shares of common stock. Such dividend equivalents may be granted alone or in tandem with another award. The 2011 Plan also authorizes the grant of cash awards and awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to the Company’s common stock or factors that may influence the value of the Company’s common stock.

No Re-pricing of Stock Options or SARs

No option or SAR, once granted, may be re-priced, nor may the Compensation Committee provide for the cancellation of outstanding stock options or SARs and the grant in substitution of new awards having a lower exercise price that constitutes a re-pricing, or provide for the cancellation in exchange for cash of options or SARs having an exercise or measurement price below the then fair market value, unless such re-pricing or deemed re-pricing is approved by the Company’s stockholders. The Compensation Committee may not grant options with reload rights.

Transferability of Awards

Awards granted under the 2011 Plan may not be transferred by a participant other than by will or the laws of descent and distribution or to a beneficiary upon the death of a participant and may be exercised during the participant’s lifetime only by the participant or his or her guardian or legal representative, except for certain gratuitous transfers permitted by the Compensation Committee.

Clawback

The 2011 Plan provides that the Compensation Committee will, to the extent permitted by law, require reimbursement of any incentive-based compensation paid pursuant to the 2011 Plan to any “named executive officer” (as defined in Item 402(a)(3) of Regulation S-K of the Exchange Act) where: (a) the payment was predicated upon the achievement of certain financial results that were subsequently the subject of an accounting restatement, and (b) in the Compensation Committee’s view the named executive officer engaged in fraud or misconduct that caused, or partially caused, the need for such restatement. The Company and the Compensation Committee will, to the extent practical, seek to recover the incentive-based compensation for the relevant period. In addition, the Company will seek to recover from any current or former executive officers (as defined under the Exchange Act of 1934, as amended), and such executive officers shall reimburse the Company for any incentive-based compensation (including stock options) paid to the executive officers where the compensation was predicated upon achieving certain financial results and the Company was required to prepare an accounting restatement of financial results due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, regardless of whether or not the restatement resulted from the executive officer’s misconduct. When applicable, the Company will seek to recover the amount by which the executive officer’s incentive-based compensation for the three year period preceding the date on which the Company was required to prepare the accounting restatement exceeded the lower payment that would have been made based on the restated financial results.

Change in Control

Unless otherwise provided in a grant agreement issued under the 2011 Plan, or in any other plan or agreement relating to an award, a Change in Control, as defined in the 2011 Plan, will have no impact on outstanding awards. Notwithstanding the foregoing, in the event of a Change in Control, the Board of

Directors may provide that a participant may not exercise an outstanding award but will receive a payment in lieu thereof equal to the excess of the value that the holder of the award would have received upon exercise of the award over the exercise price and that for the holders of awards for which there is no exercise price (such as RSUs and restricted stock awards), the holder may receive such form of consideration as determined by the Board equal in value to the award. The 2011 Plan also provides that the board of directors of the entity assuming the obligations of the Company following a Change in Control may elect to assume or continue any or all outstanding awards or to substitute similar stock awards for any or all outstanding awards.

Amendment and Termination

The Board of Directors may amend, suspend or terminate the 2011 Plan or the Compensation Committee’s authority to grant awards thereunder without stockholder approval, except as otherwise required by law or regulation or under the rules of the New York Stock Exchange. However, the rights of a participant may not be materially and adversely affected without such participant’s consent with respect to such participant’s outstanding awards. Unless earlier terminated by the action of the Board of Directors, the authority to make new grants under the 2011 Plan shall terminate on a date that is 10 years after it is validly approved by the stockholders.

Adjustments for Stock Splits, Stock Dividends and Similar Events.

The Compensation Committee will make appropriate adjustments in outstanding awards and the number of shares available for issuance under the 2011 Plan, including the individual limitations on awards, to reflect stock splits and other similar events.

New Plan Benefits

The future benefits or amounts that would be received under the 2011 Plan are discretionary and are therefore not determinable at this time. Similarly, the benefits or amounts which would have been received by or allocated to executive officers and our other employees for the last completed fiscal year if the 2011 Plan had been in effect cannot be determined.

U.S. Federal Income Tax Implications of the 2011 Plan

The following discussion is a general summary of certain federal income tax consequences of the issuance and receipt of awards under the 2011 Plan under the law as in effect on the date of this proxy statement. The summary does not purport to cover federal employment tax or other federal tax consequences that may be associated with the 2011 Plan, nor does it cover state, local or non-U.S. taxes. This discussion is intended for the information of stockholders considering how to vote at the annual meeting and not as tax guidance to participants in the 2011 Plan, as the consequences may vary with the types of awards made, the identity of the recipients and the method of payment or settlement. Recipients of awards under the 2011 Plan are advised to consult with their personal tax advisors with regard to all tax consequences arising with respect to their awards.

ISOs

In general, an optionee realizes no taxable income upon the grant or exercise of an ISO. However, the exercise of an ISO may result in an alternative minimum tax liability to the optionee. If the optionee does not dispose of the shares until after the expiration of the applicable incentive stock option holding periods (i.e., at least two years from the date of grant and at least one year after the date of exercise), any gain or loss recognized upon a subsequent sale is treated as a long-term capital gain or loss for which the Company is not entitled to a deduction. With certain exceptions, a disposition of shares purchased under an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the optionee (and a deduction to the Company) equal to the value of the shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as a capital gain for which the Company is not entitled to a deduction.

In general, an ISO that is exercised by the optionee more than three months after termination of employment is treated as an NSO. ISOs are also treated as NSOs to the extent they first become exercisable by an individual in any calendar year for shares having a fair market value (determined as of the date of grant) in excess of $100,000.

NSOs

In general, in the case of an NSO, the optionee has no taxable income at the time of grant but realizes income in connection with the exercise of the option in an amount equal to the excess (at the time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price; a corresponding deduction is available to the Company; and upon a subsequent sale or exchange of the shares, any recognized gain or loss after the date of exercise is treated as capital gain or loss for which the Company is not entitled to a deduction.

SARs

The grant of a SAR creates no income tax consequences for the participant, and a deduction is not taken by the Company at that time. Upon exercising an SAR, the participant must generally recognize ordinary income equal to the amount of cash or the fair market value of the shares received less any exercise price, if applicable. A participant’s sale of shares acquired by exercise of any SAR generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the fair market value of the share at the time of exercise.

Restricted Stock

A participant will not recognize taxable income upon the grant of restricted stock if it is subject to a risk of forfeiture upon the participant’s voluntary termination of employment for a specified restricted period and if the participant is forbidden to transfer the shares during that restricted period. A participant may voluntarily elect to be subject to income tax at the time of grant of the restricted stock as though it were not subject to a risk of forfeiture and a restriction on transferability. To make this election, the participant must file an election under Section 83(b) of the Code with the Internal Revenue Service within 30 days after the grant of the restricted stock. The fair market value of the restricted stock at the date of grant then will be taxable as ordinary income to the participant. The advantage to the participant in making such an election is that any appreciation in the shares from the time of grant until the sale of the shares more than a year later will be taxable at more favorable long-term capital gains rates. If the participant does not file a Section 83(b) election, he or she will realize ordinary income at the vesting date(s) when the substantial risk of forfeiture and restriction on transferability lapse. The fair market value of the shares at a vesting date will be taxable as ordinary income to the participant, and that fair market value will be the participant’s tax basis in the vested shares. A subsequent sale of the shares by the participant generally will result in short-term or long-term capital gain or loss equal to the sale price of such shares minus the participant’s tax basis in such shares.

RSUs

A participant granted RSUs will not recognize taxable income upon the grant of the award. The participant will realize ordinary income at the date the award is settled by delivery of shares (or, if applicable, cash) to the participant. Generally, this will occur at (or shortly after) the vesting date (when the time vesting and/or date performance goals are achieved). However, the settlement may be deferred for a period of time after the vesting date either under the terms of the original award or, if permitted or required by the terms of the award or by the Compensation Committee. The fair market value of the shares delivered at settlement will be taxable as ordinary income to the participant, and that fair market value will be the participant’s tax basis in the shares. A subsequent sale of the shares by the participant generally will result in short-term or long-term capital gain or loss equal to the sale price of such shares less the participant’s tax basis in such shares. Any deferral of receipt of shares associated with a restricted stock unit grant must be made in accordance with section 409A of the Code and regulations issued thereunder and in accordance with the 2011 Plan.

Other Awards

Awards other than options, SARs, restricted stock and RSUs will in most cases represent a right to receive cash or stock at a specified future date, upon satisfaction of service conditions and possibly upon achievement of performance-based goals. These awards generally will result in ordinary income to the participant at the later of the time of delivery of cash or actual shares or, in the case of shares, at the time that either the risk of forfeiture (including forfeiture in the event performance goals are not achieved) or restrictions on transferability lapses. FICA taxes, including the Medicare portion, will be due on this type of award at the vesting date, when the risk of forfeiture lapses, even if settlement is delayed past the vesting date.

Golden Parachute Provisions and Section 409A

Under the so-called “golden parachute” provisions of the Code, the accelerated vesting, or vesting and payment, of awards in connection with a Change in Control of the Company may be required to be valued and taken into account in determining whether participants have received compensatory payments, contingent on the change in control, in excess of certain limits. If these limits are exceeded, a substantial portion of amounts payable to the participant, including income recognized by reason of the grant, vesting or exercise of awards under the 2011 Plan, may be subject to an additional 20% federal tax and may be nondeductible to the Company.

Section 409A of the Code requires acceleration of income and imposes an additional 20% tax, and in some cases an additional tax in the nature of interest, in the case of “nonqualified deferred compensation” arrangements that do not comply with the requirements of Section 409A. Stock options, SARs and RSUs granted under the 2011 Plan are intended to be eligible for an exemption from the requirements of Section 409A.

Stockholder Vote Required and Board Recommendation

The affirmative vote of the holders of a majority of the votes cast at the annual meeting in person or by proxy will be required for the approval of the 2011 Plan.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF APPROVING THE
COMPANY’S 2011 EQUITY INCENTIVE PLAN

PROPOSAL NO. 4

ADVISORY VOTE ON EXECUTIVE COMPENSATION
(THE SAY ON PAY VOTE)

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010 (the “Dodd-Frank Act”), requires that we provide you with the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers, as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. This proposal is also referred to as the “say on pay vote.”

As described in detail in the “Compensation Discussion and Analysis” section beginning on page 29 of this proxy statement, the goal of our compensation program is to improve our financial and operational performance and thereby increase value for our stockholders. Our compensation program is designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals by providing (i) certain fixed base salary compensation, (ii) variable compensation linked to measures of our performance that contribute to increased value; and (iii) compensation in the form of equity to align the interests of our employees with those of our stockholders. Our compensation program for employees takes into account the following goals: (i) enhancing stockholder value; (ii) enabling us to attract and retain top quality employees; (iii) rewarding successful performance: and (iv) providing appropriate relative internal compensation balance among our employees.

We urge you to read the Compensation Discussion and Analysis section of this proxy statement and the other related executive compensation disclosures so that you have an understanding of our executive compensation philosophy, policies and practices.

The vote on this resolution is not intended to address any specific element of compensation; rather the vote relates to the compensation of our named executive officers, as described in this proxy statement. The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors or the Compensation Committee. However, the Board of Directors values your opinion and the Compensation Committee will take into account the outcome of this vote when considering future executive compensation arrangements.

The Board of Directors recommends stockholders vote in favor of the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and accompanying narrative disclosure.”

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF THE ADVISORY VOTE
ON EXECUTIVE COMPENSATION

PROPOSAL NO. 5

ADVISORY VOTE ON THE FREQUENCY OF HOLDING
THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act also provides that stockholders must be given the opportunity to vote, on a non-binding advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our named executive officers. By voting with respect to this Proposal No. 5, stockholders may indicate whether they would prefer that we conduct future advisory votes to approve the compensation of the named executive officers once every one, two or three years. Stockholders also may, if they wish, abstain from casting a vote on this proposal.

Our Board of Directors believes that holding an advisory vote on executive compensation every year is the most appropriate policy for our stockholders and the Company at this time. An annual advisory vote to approve the compensation of the named executive officers will allow our stockholders to provide timely, direct input on the Company’s executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors or the Compensation Committee. However, the Board of Directors values your opinion and will take into account the outcome of this vote when considering this matter in the future.

We will present the following resolution at the annual meeting:

“RESOLVED, that the stockholders determine, on an advisory basis, whether the preferred frequency of an advisory vote on the executive compensation of the Company’s named executive officers as set forth in the Company’s proxy statement should be every one year, every two years or every three years.”

Stockholders may cast a vote on the preferred voting frequency by selecting the option of one year, two years or three years (or abstain) when voting in response to the resolution set forth above and, therefore, stockholders will not be voting to approve or disapprove the recommendation of the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR HOLDING THE ADVISORY VOTE
ON EXECUTIVE COMPENSATION EVERY YEAR

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The goal of our compensation program is to improve our financial and operational performance and thereby increase value for our stockholders. Our compensation program is designed to provide certain fixed base salary compensation, to provide variable compensation linked to measures of our performance that contribute to increased value and to provide compensation in the form of equity to align the interests of our employees with those of our stockholders. Our compensation program for employees takes into account the following goals: enhancing stockholder value; enabling us to attract and retain top quality employees; rewarding successful performance and providing appropriate relative internal compensation balance among our employees.

Executive Compensation Component Summary

The major components of compensation for the executive officers listed in the Summary Compensation Table below (Mr. LaPerch, President and Chief Executive Officer; Mr. Datta, Chief Operating Officer; Mr. Ciavarella, Senior Vice President; Mr. Jacquay, Senior Vice President, Sales and Marketing; and Mr. Sokota, Senior Vice President, General Counsel, Secretary and Chief Administrative Officer), who are referred to herein as the named executive officers, are base salary, annual incentive bonuses and equity compensation. We believe that the compensation provided to our named executive officers is reasonable and not excessive.

In setting 2010 compensation for the named executive officers, we have considered many factors including the following:

(1)	our steadily improving performance in recent years, which we believe has and will result in increased value to our stockholders;
(2)	the significant experience and industry knowledge of our named executive officers and the demonstrated quality and effectiveness of their leadership; and
(3)	that a significant portion of the overall 2010 compensation was represented by variable, performance-based pay.

We believe that the current combination of annual salary, benefits, incentive cash bonus and equity compensation represents an appropriate mix of both short-term and long-term compensation for realizing our goals for compensation of the named executive officers.

Roles of the Compensation Committee and Management in the Compensation-Setting Process

Management plays a significant role in the compensation-setting process for the named executive officers (other than the Chief Executive Officer) by among other things, making recommendations to the Compensation Committee. However, the Compensation Committee approves the compensation for the named executive officers and retains complete discretion to accept, reject or modify any management recommendations. The most significant contributions by management to the compensation process are:

•	evaluating employee performance;
•	providing information to the Compensation Committee related to the compensation of our employees;
•	providing input regarding the accounting, tax and legal impact of our compensation policies;
•	recommending business performance targets and objectives; and
•	recommending salary levels, bonus amounts and equity awards.

Both the Chief Executive Officer and the General Counsel work with the Compensation Committee Chairman to set the agenda for Compensation Committee meetings. Management also prepares supplemental information for each Compensation Committee meeting. Other than in executive sessions of the Compensation

Committee, the Chief Executive Officer, General Counsel, the Chief Financial Officer and the Assistant Secretary typically participate in the meetings of the Compensation Committee. With respect to employees other than himself, the Chief Executive Officer often provides:

•	background information regarding our objectives;
•	his evaluation of the performance of our employees; and
•	compensation recommendations for our employees.

The Compensation Committee has the authority to retain outside compensation consultants to assist it in setting our compensation policies. In May 2008, the Compensation Committee retained Strategic Apex Group, LLC to provide advice with respect to certain compensation changes made in 2008, including restricted stock unit grants to the named executive officers vesting in 2009, 2010 and 2011. Other than providing such services to the Compensation Committee in 2008, Strategic Apex Group, LLC has not been retained to provide any other services to us.

Base Salary

The base salaries provided to the named executive officers are intended to retain such executives and provide them with a firm base of compensation. Base salaries of the named executive officers are intended to relate to their corresponding level of authority, responsibilities, experience and past achievements. Base salaries are reviewed annually, but are not automatically increased if we believe that the existing base salary is appropriate or if other compensation is better suited to reward prior accomplishments.

The annual base salary initially set for each of the named executive officers in their respective employment agreements, other than for the Chief Executive Officer, was recommended by the Chief Executive Officer to the Compensation Committee, after the Compensation Committee’s compensation consultant completed a study of the Company’s compensation levels and plans, which amounts were approved by the Compensation Committee. Mr. Datta was named Chief Operating Officer effective January 25, 2011, at which time his annual base salary was increased to $400,000. The Compensation Committee sets the annual base salary for the Chief Executive Officer, and together with the Chief Executive Officer, sets any increases in base salary for the other named executive officers.

Incentive Cash Bonus Program

The 2010 annual incentive cash bonus program for most U.S.-based employees was designed to incentivize employees towards the common goal of maximizing our earnings before interest, taxes, depreciation and amortization (“EBITDA”). A bonus pool calculation for U.S.-based employees was approved for various target levels of achieved adjusted U.S. EBITDA. The bonus pool target levels, as set forth in the table below, provided the Compensation Committee with guideline amounts to consider in deciding on the amount of each bonus paid to our named executive officers for 2010 performance. Each adjusted U.S. EBITDA target level provided for a bonus percentage for each employment level tier. The bonus pool was determined by multiplying the applicable bonus percentages by the 2010 base pay earnings of the eligible employees in each employee tier. To calculate adjusted U.S. EBITDA, certain non-recurring, non-operational and non-cash items, including share-based compensation expenses, were added back to EBITDA. These adjustments, which totaled $7.4 million in 2010, were an add-back of $11.4 million for non-cash stock-based compensation expense offset by excess contract termination revenue of $1.5 million and other income of $2.5 million.

The guidelines for target payouts (as a percentage of 2010 base compensation) and performance targets for the bonus pool in which the named executive officers (other than Mr. Jacquay) participated in 2010 were as follows:

Target Payout (Percentage of 2010 Base Compensation)	26%	29%	32%	35%	38%	41%	44%	47%	50%
Adjusted U.S. EBITDA (in millions)	$132.1	$138.6	$145.1	$151.6	$158.1	$164.6	$171.1	$177.6	$184.1

The guidelines for target payouts and performance targets for Mr. Jacquay were as follows:

Target Payout	$186,000	207,000	229,000	250,000	271,000	293,000	314,000	336,000	357,000
Adjusted U.S. EBITDA (in millions)	$132.1	$138.6	$145.1	$151.6	$158.1	$164.6	$171.1	$177.6	$184.1

The applicable percentages and discretionary amount for the calculation of the bonus pool were determined based on our achieving adjusted U.S. EBITDA of $166.5 million. At this level of adjusted U.S. EBITDA, an additional $1,000,000 was added to the bonus pool for bonus eligible U.S.-based employees over and above the bonus pool established based upon the percentage of 2010 base compensation at the achieved level of adjusted U.S. EBITDA. We believe that the achievement of the annual adjusted U.S. EBITDA target set in our annual business plan was the most appropriate target for the bonus pool given the important link between EBITDA and valuation in the telecommunications industry.

The employment agreements for the named executive officers provide for a bonus target equal to 35% of the named executive officer’s base salary (or in the case of Mr. Jacquay, an annual cash bonus target of $250,000) in the event that the Company meets the targets set by the Compensation Committee. For 2010, the target set by the Compensation Committee was the achievement of $151.6 million in adjusted U.S. EBITDA. Amounts paid in excess of the amounts payable pursuant to the named executive officers’ employment agreements are at the discretion of the Compensation Committee. The Chief Executive Officer recommended the 2010 annual incentive cash bonus amounts for named executive officers other than himself to the Compensation Committee, which amounts were approved by the Compensation Committee. The Compensation Committee sets the incentive cash bonus for the Chief Executive Officer. Management makes the determination of bonus payments for the Company’s employees who are not named executive officers. Employees eligible to participate in our sales compensation plan were generally not eligible to participate in the incentive cash bonus program except to the extent that an employee served in both a sales and non-sales role.

In accordance with the Compensation Committee’s determination, incentive cash bonuses earned for 2010 performance were paid on March 15, 2011. Payments to the named executive officers were as follows:

Name	Bonus
William G. LaPerch	$340,000
Rajiv Datta	220,000
Joseph P. Ciavarella	205,000
Robert Sokota	205,000
John Jacquay	330,000

All such amounts are included in the Summary Compensation Table below.

In setting annual incentive bonus amounts for the named executive officers, the Compensation Committee considered a number of factors including the extent to which the named executive officer (a) contributed to the achievement of our financial goals; (b) assisted in completing or implementing new sales; (c) increased the level of customer satisfaction; (d) improved our operating and administrative performance; (e) helped us to achieve our strategic objectives; and (f) helped achieve other important Company goals. If $151.6 million of adjusted U.S. EBITDA was not achieved in 2010, no bonus payments would have been required to be made to these executives.

On February 28, 2011, the Compensation Committee approved our 2011 Bonus Plan (the “2011 Bonus Plan”). The 2011 Bonus Plan provides for the creation of an employee bonus pool for non-sales commission based employees based on the achievement in 2011 of certain consolidated adjusted EBITDA targets established by the Compensation Committee. For 2011, all non-sales commission based U.K. employees will participate in the plan along with non-sales commission based U.S. employees. Because commission based sales employees are paid sales commissions, they are not eligible to participate in the 2011 Bonus Plan.

A bonus pool has been set for achievement of various levels of 2011 consolidated adjusted EBITDA set by the Compensation Committee. The Compensation Committee will use the bonus pool target levels, as set forth in the table below, as guidelines in determining the amount of each bonus, if any, to be paid to our named executive officers for 2011 performance. The guidelines for target payouts (as a percentage of 2011 base compensation) and performance targets under the 2011 Bonus Plan for the bonus pool in which the named executive officers (other than Mr. Jacquay) participate are as follows:

Target Payout (Percentage of 2011 Base Compensation)	26%	29%	32%	35%	38%	41%	44%	47%	50%
Consolidated Adjusted EBITDA (in millions)	$177.2	$184.2	$191.2	$198.2	$205.2	$212.2	$219.2	$226.2	$233.2

In connection with Mr. Jacquay’s previously disclosed resignation from his position as Senior Vice President, Sales and Marketing effective July 15, 2011 and agreement to separate from the Company on December 31, 2011, the Company and Mr. Jacquay have agreed that his target payout under the 2011 Bonus Plan will be $304,000.

The achievement of $198.2 million in adjusted EBITDA (the “2011 Bonus Target”) serves as the bonus target for the named executive officers under their employment agreements. If the 2011 Bonus Target is not achieved, no bonus payments are required to be made to these executives. When the 2011 Bonus Target is met or exceeded, the Compensation Committee retains the right to pay these officers additional discretionary amounts from a $1.0 million discretionary pool that is over and above the bonus pool established based upon the percentage of 2011 base compensation at the level of consolidated adjusted EBITDA achieved at the 2011 Bonus Target or higher levels. The bonus pool will be increased or decreased based upon the percentage of base compensation associated with the adjusted EBITDA achieved set forth in the 2011 Bonus Plan. Bonus payments to employees from the bonus pool are discretionary except that in accordance with their employment agreements, each of the named executive officers is entitled to a bonus in the amount of 35% of his base salary (or for Mr. Jacquay, $250,000) upon the achievement of the 2011 Bonus Target. We believe that there is a reasonable possibility that we will achieve the 2011 Bonus Target.

Equity Compensation

We believe that the provision of equity compensation to our employees, whether by granting stock options or restricted stock units (i.e., an agreement to provide stock in the future), helps to align the interests of our employees with those of our stockholders and to focus the employees on increasing value for our stockholders.

2008 Plan

On August 29, 2008, the Board of Directors of the Company approved the Company’s 2008 Equity Incentive Plan (the “2008 Plan”). The 2008 Plan is administered by the Company’s Compensation Committee unless otherwise determined by the Board of Directors. Any employee, officer, director or consultant of the Company or subsidiary of the Company selected by the Compensation Committee is eligible to receive awards under the 2008 Plan. Stock options, restricted stock, restricted and unrestricted stock units and stock appreciation rights may be awarded to eligible participants on a stand alone, combination or tandem basis. 1,500,000 shares of the Company’s common stock were initially reserved for issuance pursuant to awards granted under the 2008 Plan in accordance with its terms. The number of shares available for grant and the terms of outstanding grants are subject to adjustment for stock splits, stock dividends and other capital adjustments as provided in the 2008 Plan.

On December 20, 2010, our Board of Directors granted 40,508 restricted stock units to holders of unvested restricted stock units including the named executive officers (previously referred to as the “RSU Dividend”) on the record date of a $5.00 per share special cash dividend paid to shareholders (the “Special Cash Dividend”) in order to provide the holders of these unvested stock units with an amount of securities that approximated the value of the Special Cash Dividend. Other than pursuant to the RSU Dividend, no Restricted Stock Units or other Company equity under the 2008 Plan was granted to the named executive officers in 2010.

On September 8, 2008, Mr. LaPerch was granted 100,000 restricted stock units, 30,000 of which vested on the first anniversary of the date of grant, 10,000 of which vested on the second anniversary of the date of grant and 60,000 of which are scheduled to vest on the third anniversary of the date of grant. Mr. LaPerch was also granted an additional 42,000 restricted stock units, which vest ratably in each of 2010, 2011 and

2012 based on the achievement of certain performance targets for fiscal years 2009, 2010 and 2011. The Compensation Committee established a number of quantitative and qualitative goals for Mr. LaPerch for 2009 and 2010 to earn the 14,000 restricted stock units scheduled to vest each year and be delivered in March 2010 and March 2011. On March 1, 2010, the Compensation Committee determined that Mr. LaPerch had earned the 14,000 restricted stock units for 2009 and, the underlying shares were delivered to him on March 15, 2010. On March 9, 2010, the Compensation Committee set a number of quantitative and qualitative goals for Mr. LaPerch in 2010 against which his performance was measured in determining whether he earned the 14,000 restricted stock units scheduled to vest in 2011. In December 2010, pursuant to the RSU Dividend, Mr. LaPerch received 5,340 restricted stock units, which are scheduled to vest November 15, 2011 and an additional 1,246 restricted stock units for each of fiscal 2010 and fiscal 2011 in respect of up to 14,000 restricted stock units scheduled to vest in each of 2011 and 2012, based upon performance based targets established for fiscal 2010 and 2011. On February 28, 2011, the Compensation Committee determined that Mr. LaPerch had earned the 15,246 restricted stock units scheduled to vest in 2011 subject to the delivery of the audited financial statements. In February 2011, the Compensation Committee set a number of quantitative and qualitative goals for Mr. LaPerch in 2011 against which his performance will be measured in determining whether he earns the 15,246 restricted stock units scheduled to vest in fiscal 2012. We believe there is a reasonable possibility that Mr. LaPerch will meet some or all of these goals for fiscal 2011.

On September 8, 2008, each of Messrs. Datta, Jacquay and Sokota was granted 70,000 restricted stock units, 21,000 of which vested on the first anniversary of the date of grant, 7,000 of which vested on the second anniversary of the date of grant and 42,000 of which are scheduled to vest on the third anniversary of the date of grant. On October 27, 2008, in connection with entering an employment agreement with the Company, Mr. Ciavarella was granted 70,000 restricted stock units, 21,000 of which vested on November 16, 2009, 7,000 of which vested on November 15, 2010 and 42,000 of which are scheduled to vest on November 15, 2011.

On January 25, 2011 we granted the following restricted stock units to our named executive officers:

Name	Total	Vesting November 16, 2012	Vesting November 16, 2013
William G. LaPerch	65,000	43,333	21,667
Rajiv Datta	45,000	30,000	15,000
Joseph P. Ciavarella	21,000	14,000	7,000
Robert Sokota	21,000	14,000	7,000
John Jacquay	23,000	15,333	7,667

In addition, in connection with his appointment as Chief Operating Officer on January 25, 2011, we made a special 15,000 restricted stock unit grant to Mr. Datta, all of which will vest on November 16, 2011.

Benefits

We offer our named executive officers the same health and welfare benefit and disability plans that we offer to all our employees except that named executive officers are each provided with term life insurance providing for a death benefit of $1,000,000 and a term accidental death and dismemberment insurance (“AD&D”) benefit of $1,000,000 whereas most other employees receive group term and AD&D in smaller amounts as a multiple of base salary. We believe that this benefit provided to the named executive officers is reasonable and assists in retaining the named executive officers.

Perquisites

We do not believe that the provision of perquisites should play a significant role in the compensation of our employees. We provide very limited perquisites to the named executive officers (less than $10,000 to any named executive officer in 2010).

Employment Agreements

In 2008, the Company entered into new employment agreements with the named executive officers (the “Employment Agreements”). The Employment Agreements were amended in January 2011 to, among other things, extend the term of each agreement through December 31, 2011, subject to automatic extensions for additional one-year periods unless cancelled by the executive or the Company in writing at least 120 days prior to the end of the term and to provide that, subject to our achieving the bonus target set by the Compensation Committee, the named executive officer would be entitled to receive payment of his bonus for 2011 by March 15, 2012, if he is employed on December 31, 2011. Each of the Employment Agreements provides for a base rate of compensation, which may increase (but cannot decrease) during the term of the contract, and provides for incentive cash bonus targets. Additionally, each executive officer will generally be entitled to the same benefits offered to the Company’s other executives. Each of the Employment Agreements provides for payment of severance and the provision of other benefits in connection with certain termination events, as provided below, and includes confidentiality, non-compete and assignment of intellectual property covenants by each of the executive officers.

Post-Employment Restrictions

Pursuant to the Employment Agreements, Messrs. LaPerch, Datta, Ciavarella, Jacquay and Sokota have agreed that they will not compete with us for six months following termination of their employment and will not solicit any employees or customers of ours in competition with us for one year following termination of their employment.

Sales Restrictions and Stock Ownership and Retention Guidelines

In compliance with U.S. securities laws and regulations, our policies prohibit employees and directors from purchasing or selling our securities to third parties to the extent that they are in possession of material non-public information. Our policies contain other restrictions on the purchase and sale of our securities by our employees to ensure compliance with applicable securities laws and regulations. In addition, employees and directors are prohibited from engaging in short sales, transactions in puts and calls, hedging transactions or other inherently speculative transactions with respect to our securities.

On January 25, 2011, our Board of Directors adopted stock ownership and retention guidelines for executive officers and directors. These guidelines are intended to further align the interests of the Company’s executive officers and directors with the interests of the Company’s stockholders and to promote the Company’s commitment to sound corporate governance.

These guidelines apply to the Company’s named executive officers (and such other officers as shall be designated from time to time by the Company’s Board (“Executive Officers”)) and its directors. The guidelines will apply to each Executive Officer for so long as he is employed by the Company and will apply to each director for so long as he is serving as a director of the Company.

The Company’s Chief Executive Officer is required to hold shares of the Company’s common stock having a value that is at least three times his annual base salary (the “Minimum Stock Holding Value”). In the event that the value of the Chief Executive Officer’s common stock holdings are below the Minimum Stock Holding Value, the Chief Executive Officer is required to retain 100% of his Net Profit Shares (as defined below) until such time as the value of his common stock holdings shall at least equal the Minimum Stock Holding Value. Shares that may count toward satisfaction of these guidelines applicable to the Chief Executive Officer are: (i) shares owned outright or acquired (including Net Profit Shares) by the Chief Executive Officer and any of his immediate family members residing in his household and (ii) shares held in trust for the benefit of the Chief Executive Officer and/or the immediate family members covered by (i). Shares underlying options, whether or not vested, and unvested equity awards do not count toward satisfaction of these guidelines.

Except as provided below, with respect to any compensatory equity grants made to an Executive Officer on or after January 25, 2011 (the effective date of the guidelines), each Executive Officer is required to retain ownership of 50% of his Net Profit Shares for the two (2) year period following the vesting of the related shares. In the case of any person who was not an Executive Officer on January 25, 2011, the foregoing two (2) year holding period will not apply to Net Profit Shares relating to any compensatory equity grants made to such person before he or she became subject to the guidelines. Each member of the Board of Directors is also required to retain ownership of 50% of his Net Profit Shares for the two (2) year period following the vesting of the related shares. This holding period applies to all compensatory grants made to the directors that vest on or after January 1, 2012, whether granted prior to the adoption of the guidelines or afterwards.

“Net Profit Shares” is defined in the guidelines to mean the shares of common stock received as compensation pursuant to exercised stock options or vested restricted stock units, vested restricted stock or earned and vested performance shares, reduced by the number of shares having a value on the date on which withholding taxes shall become due in respect of such shares (whether as the result of delivery, vesting or otherwise) equaling the Company’s minimum federal, state and local tax withholding requirements in respect of such shares and further reduced by the number of shares having a value equal to the exercise price of any stock options exercised. For purposes of these guidelines, shares of common stock are valued at the closing price of the common stock on the New York Stock Exchange on the relevant measurement date. For the purposes of the members of the Board of Directors, the minimum federal, state and local tax withholding requirement to be applied in the calculation of the Net Profit Shares is the minimum federal, state and local tax withholding that would be applicable to such members of the Board of Directors if the Company treated them as employees.

Tax and Accounting Treatment of Compensation

Section 162(m) of the Internal Revenue Code of 1986 limits the U.S. federal income tax deductibility of certain annual compensation payments in excess of $1.0 million to a company’s chief executive officer or to any of its four other most highly compensated executive officers. The compensation paid to our Chief Executive Officer and two Senior Vice Presidents in 2010 exceeded the $1.0 million threshold under Section 162(m). Accordingly, $1.4 million in deductions will be disallowed under Section 162(m). However, due to the built-in loss associated with depreciation deductions, the disallowance of such deductions will not impact our overall tax position.

Summary Compensation Table

The following summary compensation table sets forth information concerning the annual and long-term compensation earned by our named executive officers during the years ended December 31, 2010, 2009 and 2008.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)(3)		Non-Equity Incentive Plan Compensation ($)(1)	All Other Compensation ($)		Total ($)
William G. LaPerch, President and Chief Executive Officer	2010	$550,000	$147,500	$1,254,817	(4)	$192,500	$2,040		$2,146,857
	2009	550,000	157,500	280,000	(5)	192,500	3,508		1,183,508
	2008	516,667	275,000	3,000,000	(6)	—	6,456		3,798,123
Rajiv Datta Chief Operating Officer	2010	300,000	114,300	212,393	(7)	105,700	1,984		734,377
	2009	290,000	123,500	—		101,500	1,723		516,723
	2008	284,767	225,000	2,100,000	(6)	—	2,245		2,612,012
Joseph P. Ciavarella Senior Vice President and Chief Financial Officer	2010	320,000	92,650	212,393	(7)	112,350	2,040		739,433
	2009	315,000	104,750	—		110,250	3,304		533,304
	2008	58,557	175,000	1,365,000	(6)	—	575,216	(8)	2,173,773
Robert Sokota, Senior Vice President, General Counsel, Chief Administrative Officer and Secretary	2010	315,000	94,750	212,393	(7)	110,250	4,047		736,440
	2009	315,000	104,750	—		110,250	1,489		531,489
	2008	315,000	225,000	2,100,000	(6)	—	1,939		2,641,939

John Jacquay Senior Vice President, Sales & Marketing	2010	308,333	80,000	212,393	(7)	250,000	1,584		852,310
	2009	300,000	100,000	—		250,000	4,139		654,139
	2008	293,333	125,000	2,100,000	(6)	225,000	6,831		2,750,164

(1)	The amounts reflected in the ‘Bonus’ column for 2010 an 2009 represent discretionary amounts approved by the Compensation Committee. In 2008, all bonuses paid to the names executive officers were discretionary except for the $225,000 paid to Mr. Jacquay pursuant to his employment contract, based upon the achievement of applicable Company bonus targets. The amounts reflected in the ‘Non-Equity Incentive Plan Compensation’ column represent the contractual amounts earned by the named executive officers based upon the terms of the Employment Agreements and achievement of 100% of the Company’s 2010 bonus target.
(2)	The amounts in this column reflect the aggregate grant date fair value of restricted stock units granted to the named executive officers computed in accordance with FASB ASC Topic 718. For information on the valuation assumptions with respect to restricted stock unit awards, see Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010. In 2009, the SEC changed the method by which stock-based compensation is to be reported for our named executive officers and directors. The amounts reflected for 2008 have been modified to conform to this change.
(3)	These amounts exclude the grant date fair value of restricted stock units granted on January 25, 2011, which was $59.25 per share, the closing price of the Company’s stock on the New York Stock Exchange on that date. The aggregate fair value was as follows:

Name	Restricted Stock Units	Grant Date Fair Value
William G. LaPerch	65,000	$3,851,250
Rajiv Datta	60,000	3,555,000
Joseph P. Ciavarella	21,000	1,244,250
Robert Sokota	21,000	1,244,250
John Jacquay	23,000	1,362,750

Mr. Datta’s grant includes a special 15,000 restricted stock unit grant made in connection with his promotion from Senior Vice President and Chief Technology Officer to Chief Operating Officer on January 25, 2011.

(4)	Includes the grant date fair value of the 2010 tranche (14,000 restricted stock units at $62.90 per share) of 42,000 original performance-based restricted stock units, which were subject to the attainment of certain performance targets established March 11, 2010 with respect to fiscal year 2010. In February 2011, the Compensation Committee determined that Mr. LaPerch met those performance targets subject to the delivery of the audited financial statements. Such amount also includes the grant date fair value of 6,586 restricted stock units granted on December 20, 2010 ($56.82 per share) pursuant to the RSU Dividend, of which 1,246 restricted stock units vested simultaneously with the 14,000 restricted stock units discussed above and 5,340 restricted stock units are scheduled to vest on November 15, 2011. Excludes up to 1,246 restricted stock units, which were part of the RSU Dividend, which are scheduled to vest on or before March 15, 2012 subject to the attainment of certain performance targets with respect to fiscal year 2011 set by the Compensation Committee on February 28, 2011. Such amount also excludes the fair value of the 2011 tranche (14,000 restricted stock units) of the performance-based grant, described above, for which performance targets were established on February 28, 2011 for fiscal year 2011, and which will vest in 2012.
(5)	Represents the grant date fair value of the 2009 tranche (14,000) of 42,000 performance-based restricted stock units granted to Mr. LaPerch on September 8, 2008, which were subject to the attainment of certain performance targets established March 11, 2009 with respect to fiscal year 2009. On March 1, 2010, the Compensation Committee determined that Mr. LaPerch met these performance targets. Such amount excludes the fair value of the balance of the grant for which performance targets were established in March 2010 for fiscal year 2010 and for which performance targets were established in February 2011 for fiscal year 2011.
(6)	Represents the aggregate grant date fair value of shares underlying 70,000 restricted stock units granted to Messrs. Datta, Ciavarella, Sokota and Jacquay and 100,000 restricted stock units granted to Mr. LaPerch.
(7)	Represents the grant date fair value of restricted stock units granted on December 20, 2010 pursuant to the RSU Dividend, which are scheduled to vest on November 15, 2011.
(8)	Includes consulting fees of $574,524.

Grants of Plan-Based Awards

We made three year grants to our named executive officers in 2008, which were designed to compensate them for contributions over the three year vesting period and to provide incentives to these individuals and to encourage continued service. In 2010, we made grants of restricted stock units to our named executive officers pursuant to the RSU Dividend.

The following table presents information concerning non-equity incentive plan awards and restricted stock unit awards under the 2008 Plan granted to each of our named executive officers during the year ended December 31, 2010.

2010 Grants of Plan-Based Awards
	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards	Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards ($)(2)
Named Executive Officer	Target ($)(1)	Maximum (#)
William G. LaPerch	$192,500	14,000	(3)			$880,600
		1,246	(4)	—		70,798
		—		5,340	(5)	303,419
Rajiv Datta	105,700			3,738	(6)	212,393
Joseph P. Ciavarella	112,350			3,738	(6)	212,393
Robert Sokota	110,250			3,738	(6)	212,393
John Jacquay	250,000			3,738	(6)	212,393

(1)	The amounts reported were paid to the named executive officers based on the terms of the Employment Agreements and the Company’s achievement of the 2010 bonus target. The Employment Agreements did not provide for thresholds or maximum payments. Accordingly, only target amounts are listed. Bonus amounts awarded to the named executive officers in excess of the target amounts were at the discretion of the Compensation Committee, which amounts are not referenced in the table. See “Incentive Cash Bonus Program,” above for further information on these payments.
(2)	Based on the closing price of our common stock on December 20, 2010 ($56.82), the date of the RSU Dividend.
(3)	Represents 14,000 performance-based restricted stock units granted pursuant to the September 8, 2008 grant, which were considered granted for compensation purposes on March 9, 2010, the date the Compensation Committee established the performance targets for Mr. LaPerch. These restricted stock units vested on February 28, 2011 based upon the achievement of such performance targets.
(4)	Represents restricted stock units granted on December 20, 2010 pursuant to the RSU Dividend, of which 1,246 restricted stock units vested in February 2011 based upon the achievement of certain performance targets for 2010. Excludes up to 1,246 restricted stock units, which were part of the RSU Dividend, which are scheduled to vest on or before March 15, 2012 subject to the attainment of certain performance targets with respect to fiscal year 2011 set by the Compensation Committee on February 28, 2011.
(5)	Represents restricted stock units granted on December 20, 2010 pursuant to the RSU Dividend, which are scheduled to vest on November 15, 2011.
(6)	Represents restricted stock units granted on December 20, 2010 pursuant to the RSU Dividend, which are scheduled to vest on November 15, 2011.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning stock awards held by the named executive officers at December 31, 2010. The table excludes shares granted to the named executive officers on January 25, 2011, as described in footnote (3) of the Summary Compensation Table. All of the restricted stock units described below were granted pursuant to the 2008 Plan.

	Stock Awards
Name	Number of Options or Restricted Stock Units That Have Not Vested (#)		Market Value of Shares or Stock Units That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
William G. LaPerch	60,000	(2)	$3,507,600	28,000	(3)	$1,636,880
	5,340	(4)	312,176	2,492	(5)	145,682
Rajiv Datta	42,000	(6)	2,455,320	—		—
	3,738	(7)	218,523
Joseph P. Ciavarella	42,000	(8)	2,455,320	—		—
	3,738	(7)	218,523
Robert Sokota	42,000	(6)	2,455,320	—		—
	3,738	(7)	218,523
John Jacquay	42,000	(6)	2,455,320	—		—
	3,738	(7)	218,523

(1)	The corresponding market values are based on the closing price ($58.46) of our common stock on December 31, 2010.
(2)	Represents unvested restricted stock units associated with an original grant of 100,000 restricted stock units on September 8, 2008, which are scheduled to vest on September 8, 2011.
(3)	Represents 14,000 restricted stock units that were earned and vested in February 2011 based upon the achievement of certain performance targets for 2010 and up to 14,000 restricted stock units that vest in 2012 based upon the achievement of certain performance targets for fiscal year 2011.
(4)	Represents restricted stock units granted on December 20, 2010 pursuant to the RSU Dividend, which are scheduled to vest on November 15, 2011.
(5)	Represents restricted stock units granted on December 20, 2010 pursuant to the RSU Dividend, 1,246 of which were earned and vested in February 2011 based upon the achievement of certain performance targets for 2010 and up to 1,246 of which vest in 2012 based upon the achievement of certain performance targets for fiscal year 2011.
(6)	Represents unvested restricted stock units associated with an original grant of 70,000 restricted stock units on September 8, 2008, which are scheduled to vest on September 8, 2011.
(7)	Represents restricted stock units granted on December 20, 2010 pursuant to the RSU Dividend, which are scheduled to vest on November 15, 2011.
(8)	Represents unvested restricted stock units associated with an original grant of 70,000 restricted stock units on October 27, 2008, which are scheduled to vest on November 15, 2011.

Option Exercises and Stock Vested In Fiscal Year 2010

The following table provides information for the named executive officers with respect to the delivery of shares underlying restricted stock units in 2010, including the value realized, before payment of any applicable withholding tax and broker commissions. No stock options were exercised by the named executive officers in 2010.

	Stock Awards
Named Executive Officer	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
William G. LaPerch	24,000	$1,382,220
Rajiv Datta	7,000	431,200
Joseph P. Ciavarella	7,000	431,200
Robert Sokota	7,000	431,200
John Jacquay	7,000	431,200

(1)	The value realized on vesting is calculated based on the closing price of the underlying stock on the New York Stock Exchange on the vesting date.

Potential Payments Upon Termination or Change-in-Control

The below tables reflect payments to be made upon termination or change in control under the Employment Agreements and restricted stock unit agreements with respect to restricted stock units outstanding as of December 31, 2010. The Employment Agreements provide that in the event that the applicable named executive officer’s employment is terminated prior to the end of the term of employment:

•	without “cause” (as defined therein) by the Company or for “good reason” (as defined therein) by the named executive officer, the named executive officer will be entitled to one year’s base salary, any accrued but unpaid base salary, earned but unpaid bonus, a pro-rated bonus for the year of termination (assuming 100% of the target is achieved), accrued paid time off, and one year’s continuation of health and welfare benefits;
•	upon “disability” (as defined therein) or death, the named executive officer or his beneficiaries will be entitled to any accrued but unpaid base salary, earned but unpaid bonus, pro rated bonus for the year of termination (assuming 100% of the target is achieved), and accrued paid time off; or
•	for cause by the Company or without good reason by the named executive officer, the named executive officer will be entitled to any accrued but unpaid base salary, accrued paid time off and any accrued benefits under the Company’s health and welfare plans.

In addition, upon death of a named executive officer, the named executive officer’s beneficiary would receive the proceeds of a $1,000,000 life insurance policy No enhanced or additional severance or other benefits are payable to the executives in connection with a change in control.

William G. LaPerch

The following table shows the potential payments upon termination or a change-in-control of the Company for William G. LaPerch, the Company’s President, Chief Executive Officer, and member of the Company’s Board of Directors, as if such termination took place on December 31, 2010.

Executive Benefits and Payments Upon Separation	Expiration of Employment Agreement ($)		Voluntary Termination on 12/31/10 ($)		For Cause Termination on 12/31/10 ($)		Without Cause Termination on 12/31/10 ($)		Change-in-Control and Termination on 12/31/10 ($)		Termination for Disability on 12/31/10 ($)		Termination for Death on 12/31/10 ($)
Compensation:
Cash Severance – Salary and Bonus	$—		$—		$—		$742,500	(1)	$742,500	(1)	$192,500		$192,500
Stock Options	—		—		—		—		—		—		—
Restricted Stock(2)	—		—		—		5,602,339		5,602,339		5,602,339		5,602,339
Benefits and Perquisites	32,787	(4)	32,787	(4)	32,787	(4)	48,017	(3)	48,017	(3)	32,787	(4)	32,787	(4)
Life Insurance	—		—		—		864	(5)	864	(5)	—		1,000,000	(6)
Total	$32,787		$32,787		$32,787		$6,393,720		$6,393,720		$5,827,626		$6,827,626

(1)	Represents one year of severance at Mr. LaPerch’s annual base salary, plus his 2010 bonus at the bonus rate (35% of base salary or $192,500) assuming 100% of the annual bonus target was satisfied.
(2)	Pursuant to the terms of both the September 8, 2008 stock unit agreement and performance-based stock unit agreement, Mr. LaPerch’s unvested restricted stock units would become 100% vested if he was terminated without cause or for disability or death or upon a change-in-control. The shares underlying the restricted stock units have been valued in the above table using the December 31, 2010 closing market price of our common stock of $58.46 per share ($58.46 x 95,832 shares = $5,602,339 at 100% vesting). Excludes the value of 65,000 restricted stock units granted on January 25, 2011.
(3)	Represents health and welfare benefits for 12 months and accrued paid time off.
(4)	Represents accrued paid time off.
(5)	Represents payment of life insurance premium.
(6)	Upon his death, Mr. LaPerch’s beneficiary would receive the proceeds of a $1,000,000 life insurance policy.

Rajiv Datta

The following table shows the potential payments upon termination or a change-in-control of the Company for Rajiv Datta, the Company’s Chief Operating Officer, as if such termination had taken place on December 31, 2010.

Executive Benefits and Payments Upon Separation	Expiration of Employment Agreement ($)		Voluntary Termination on 12/31/10 ($)		For Cause Termination on 12/31/10 ($)		Without Cause Termination on 12/31/10 ($)		Change-in-Control and Termination on 12/31/10 ($)		Termination for Disability on 12/31/10 ($)		Termination for Death on 12/31/10 ($)
Compensation:
Cash Severance – Salary and Bonus	$—		$—		$—		$407,700	(1)	$407,700	(1)	$105,700		$105,700
Stock Options	—		—		—		—		—		—		—
Restricted Stock(2)	—		—		—		2,673,843		2,673,843		2,673,843		2,673,843
Benefits and Perquisites	4,065	(4)	4,065	(4)	4,065	(4)	19,365	(3)	19,365	(3)	4,065	(4)	4,065	(4)
Life Insurance	—		—		—		993	(5)	993	(5)	—		1,000,000	(6)
Total	$4,065		$4,065		$4,065		$3,101,901		$3,101,901		$2,783,608		$3,783,608

(1)	Represents one year of severance at Mr. Datta’s annual base salary, plus his 2010 bonus at the bonus rate (35% of base salary or $105,700) assuming 100% of the annual bonus target was satisfied.
(2)	Pursuant to the terms of the stock unit agreement, Mr. Datta’s unvested restricted stock units would become 100% vested if he was terminated without cause or for disability or death or upon a change-in-control. The shares underlying the restricted stock units have been valued in the above table using the December 31, 2010 closing market price of our common stock of $58.46 per share ($58.46 x 45,738 shares = $2,673,843 at 100% vesting). Excludes the value of 60,000 restricted stock units granted on January 25, 2011.
(3)	Represents health and welfare benefits for 12 months and accrued paid time off.
(4)	Represents accrued paid time off.
(5)	Represents payment of life insurance premium.
(6)	Upon his death, Mr. Datta’s beneficiary would receive the proceeds of a $1,000,000 life insurance policy.

Joseph P. Ciavarella

The following table shows the potential payments upon termination or a change-in-control of the Company for Joseph P. Ciavarella the Company’s Senior Vice President and Chief Financial Officer, as if such termination had taken place on December 31, 2010.

Executive Benefits and Payments Upon Separation	Expiration of Employment Agreement ($)		Voluntary Termination on 12/31/10 ($)		For Cause Termination on 12/31/10 ($)		Without Cause Termination on 12/31/10 ($)		Change-in-Control and Termination on 12/31/10 ($)		Termination for Disability on 12/31/10 ($)		Termination for Death on 12/31/10 ($)
Compensation:
Cash Severance – Salary and Bonus	$—		$—		$—		$433,350	(1)	$433,350	(1)	$112,350		$112,350
Stock Options	—		—		—		—		—		—		—
Restricted Stock(2)	—		—		—		2,673,843		2,673,843		2,673,843		2,673,843
Benefits and Perquisites	25,926	(4)	25,926	(4)	25,926	(4)	41,173	(3)	41,173	(3)	25,926	(4)	25,926	(4)
Life Insurance	—		—		—		864	(5)	864	(5)	—		1,000,000	(6)
Total	$25,926		$25,926		$25,926		$3,149,230		$3,149,230		$2,812,119		$3,812,119

(1)	Represents one year of severance at Mr. Ciavarella’s annual base salary, plus his 2010 bonus at the bonus rate (35% of base salary or $112,350) assuming 100% of the annual bonus target was satisfied.
(2)	Pursuant to the terms of the stock unit agreement, Mr. Ciavarella’s unvested restricted stock units would become 100% vested if he was terminated without cause or for disability or death or upon a change-in-control. The shares underlying the restricted stock units have been valued in the above table using the December 31, 2010 closing market price of our common stock of $58.46 per share ($58.46 x 45,738 shares = $2,673,843 at 100% vesting). Excludes the value of 21,000 restricted stock units granted on January 25, 2011.
(3)	Represents health and welfare benefits for 12 months and accrued paid time off.
(4)	Represents accrued paid time off.
(5)	Represents payment of life insurance premium.
(6)	Upon his death, Mr. Ciavarella’s beneficiary would receive the proceeds of a $1,000,000 life insurance policy.

Robert Sokota

The following table shows the potential payments upon termination or a change-in-control of the Company for Robert Sokota, the Company’s Senior Vice President, General Counsel and Chief Administrative Officer, as if such termination had taken place on December 31, 2010.

Executive Benefits and Payments Upon Separation	Expiration of Employment Agreement ($)		Voluntary Termination on 12/31/10 ($)		For Cause Termination on 12/31/10 ($)		Without Cause Termination on 12/31/10 ($)		Change-in-Control and Termination on 12/31/10 ($)		Termination for Disability on 12/31/10 ($)		Termination for Death on 12/31/10 ($)
Compensation:
Cash Severance – Salary and Bonus	$—		$—		$—		$425,250	(1)	$425,250	(1)	$110,250		$110,250
Stock Options	—		—		—		—		—		—		—
Restricted Stock(2)	—		—		—		2,673,843		2,673,843		2,673,843		2,673,843
Benefits and Perquisites	13,326	(4)	13,326	(4)	13,326	(4)	28,398	(3)	28,398	(3)	13,326	(4)	13,326	(4)
Life Insurance	—		—		—		1,309	(5)	1,309	(5)	—		1,000,000	(6)
Total	$13,326		$13,326		$13,326		$3,128,800		$3,128,800		$2,797,419		$3,797,419

(1)	Represents one year of severance at Mr. Sokota’s annual base salary, plus his 2010 bonus at the bonus rate (35% of base salary or $110,250) assuming 100% of the annual bonus target was satisfied.
(2)	Pursuant to the terms of the stock unit agreement, Mr. Sokota’s unvested restricted stock units would become 100% vested if he was terminated without cause or for disability or death or upon a change-in-control. The shares underlying the restricted stock units have been valued in the above table using the December 31, 2010 closing market price of our common stock of $58.46 per share ($58.46 x 45,738 shares = $2,673,843 at 100% vesting). Excludes the value of 21,000 restricted stock units granted on January 25, 2011.
(3)	Represents health and welfare benefits for 12 months and accrued paid time off.
(4)	Represents accrued paid time off.
(5)	Represents payment of life insurance premium.
(6)	Upon his death, Mr. Sokota’s beneficiary would receive the proceeds of a $1,000,000 life insurance policy.

John Jacquay

The following table shows the potential payments upon termination or a change-in-control of the Company for John Jacquay, the Company’s Senior Vice President, Sales and Marketing, as if such termination had taken place on December 31, 2010.

Executive Benefits and Payments Upon Separation	Expiration of Employment Agreement ($)		Voluntary Termination on 12/31/10 ($)		For Cause Termination on 12/31/10 ($)		Without Cause Termination on 12/31/10 ($)		Change-in-Control and Termination on 12/31/10 ($)		Termination for Disability on 12/31/10 ($)		Termination for Death on 12/31/10 ($)
Compensation:
Cash Severance – Salary and Bonus	$—		$—		$—		$560,000	(1)	$560,000	(1)	$250,000		$250,000
Stock Options	—		—		—		—		—		—		—
Restricted Stock(2)	—		—		—		2,673,843		2,673,843		2,673,843		2,673,843
Benefits and Perquisites	6,557	(4)	6,557	(4)	6,557	(4)	17,383	(3)	17,383	(3)	6,557	(4)	6,557	(4)
Life Insurance	—		—		—		864	(5)	864	(5)	—		1,000,000	(6)
Total	$6,557		$6,557		$6,557		$3,252,090		$3,252,090		$2,930,400		$3,930,400

(1)	Represents one year of severance at Mr. Jacquay’s annual base salary, plus his 2010 bonus at the annual cash bonus target of $250,000 assuming 100% of the annual bonus target was satisfied.
(2)	Pursuant to the terms of the stock unit agreement, Mr. Jacquay’s unvested restricted stock units would become 100% vested if he was terminated without cause or for disability or death or upon a change-in-control. The shares underlying the restricted stock units have been valued in the above table using the December 31, 2010 closing market price of our common stock of $58.46 per share ($58.46 x 45,738 shares = $2,673,843 at 100% vesting). Excludes the value of 23,000 restricted stock units granted on January 25, 2011.
(3)	Represents health and welfare benefits for 12 months and accrued paid time off.
(4)	Represents accrued paid time off.
(5)	Represents payment of life insurance premium.
(6)	Upon his death, Mr. Jacquay’s beneficiary would receive the proceeds of a $1,000,000 life insurance policy.

Director Compensation

The Company uses a combination of cash and stock-based incentive compensation to retain qualified candidates to serve on the Board. In setting director compensation, the Company considers the significant amount of time that directors expend in fulfilling their duties to the Company, as well as the skill-level required by the Company of members of the Board.

Non-employee members of the Board of Directors are entitled to receive an annual retainer fee of $60,000, payable quarterly in arrears. In addition, the Chairman of the Board of Directors receives an additional annual retainer of $30,000 and the Chairman of the Audit Committee receives an additional annual retainer of $10,000, both payable quarterly in arrears. Non-employee members of the Board of Directors are entitled to a $2,500 meeting fee for every Board or committee meeting attended in person and for every telephonic meeting exceeding one hour. Additionally, members receive a meeting fee of $500 for every telephonic Board or committee meeting that is less than one hour. The Chairman of the Strategy Committee is entitled to an annual retainer of $80,000 payable quarterly in arrears.

Directors are also reimbursed for reasonable expenses incurred in their service as directors. Directors who are employees of the Company receive no additional compensation for their service as directors of the Company.

On December 20, 2010, we granted to each outside director 3,000 restricted stock units, 2,000 of which will vest on November 16, 2012 and 1,000 of which will vest on November 16, 2013.

On December 20, 2010, we made grants of shares of common stock to holders of vested stock options (including Messrs. Brodsky, Embler, Shorten and Subotnick) and the RSU Dividend in order to provide these holders with an amount of securities that approximated the amount of the Special Cash Dividend.

Director Compensation Table

The following table summarizes the compensation paid to our non-employee directors for the fiscal year ended December 31, 2010:

Name(5)(6)	Fees Earned or Paid in Cash ($)(1)		Stock Awards ($)(2)	Total ($)
Jeffrey A. Brodsky	$133,000	(3)	$220,897	$353,897
Michael J. Embler	92,000		183,210	275,210
Richard Postma	96,000		179,551	275,551
Richard Shorten, Jr.	176,500	(4)	189,888	366,388
Stuart Subotnick	93,000		220,897	313,897
	$590,500		$994,443	$1,584,943

(1)	Includes $60,000 annual service retainer plus meeting attendance fees.
(2)	The amounts in this column reflect the aggregate grant date fair value of 3,000 restricted stock units granted to each of the non-employee directors on December 20, 2010, 2,000 of which are scheduled to vest on November 16, 2012 and 1,000 of which are scheduled to vest on November 16, 2013, computed in accordance with FASB ASC Topic 718. The amounts also include the aggregate grant date fair value of 160 restricted stock units granted to each of the non-employee directors pursuant to the RSU Dividend, which are scheduled to vest on November 16, 2011. The amounts also include the value of the following shares delivered pursuant to the December 20, 2010 grant of shares of common stock to holders of vested unexercised stock options: Mr. Brodsky (712 shares), Mr. Subotnick (712 shares), Mr. Shorten (178 shares) and Mr. Embler (63 shares). See Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010 for a discussion of the assumptions made in the valuation of the restricted stock unit awards and the value of common shares issued.
(3)	Includes $30,000 for services performed as Chairman of the Board and $10,000 for services performed as Chairman of the Audit Committee.
(4)	Includes $80,000 for services performed as Chairman of the Strategy Committee.

(5)	As of December 31, 2010, each of Messrs. Brodsky, Embler, Postma, Shorten and Subotnick had 4,960 restricted stock units outstanding.
(6)	As of December 31, 2010, each of the following directors had the following number of options to purchase common stock outstanding: Mr. Brodsky, 8,000; Mr. Embler, 712; Mr. Shorten, 2,000 and Mr. Subotnick, 8,000.

The above table excludes reimbursements for Board-related expenses totaling $6,831.

Equity Compensation Plan Information

The following table sets forth the indicated information regarding our equity compensation plan and arrangements as of December 31, 2010.

Plan category	Number of Securities to be Issued Upon Exercise/Delivery of Outstanding Options and Restricted Stock Units		Weighted Average Exercise Price of Outstanding Options(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plan (Excluding Securities Reflected in the First Column)
Equity compensation plan approved by security holders	—		$—	—
2003 Plan not approved by security holders	100,186	(2)	$14.88	—	(3)
2008 Plan not approved by security holders(4)	757,308	(5)(6)	$30.00	244,113	(5)(6)
Total	857,494		$15.83	244,113

(1)	Only applicable to outstanding vested options to purchase common stock.
(2)	Amount represents outstanding vested options to purchase common stock.
(3)	No unused shares (shares that were not reserved pursuant to restricted stock units or options to purchase common shares) in this plan will be issued in the future.
(4)	During 2010, 192,148 shares underlying vested restricted stock units were issued to recipients and 1,288 shares underlying options to purchase shares of common stock were exercised by option holders.
(5)	Includes 6,712 outstanding vested options to purchase shares of common stock, 30,492 restricted stock units granted to Mr. LaPerch, of which 15,246 restricted stock units vested in February 2011 based upon the determination by the Compensation Committee that Mr. LaPerch met the performance-based targets for fiscal year 2010 and up to 15,246, which may vest in 2012 with respect to the achievement of certain performance targets established for fiscal year 2011 and 720,104 shares underlying other unvested restricted stock units. The weighted average exercise price of outstanding options of $30.00 per share relates to the 6,712 outstanding vested options to purchase shares of common stock.
(6)	Does not reflect the 213,100 restricted stock units granted on January 25, 2011.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

If you are a beneficial owner, but not the record holder, of Company shares, your broker, bank or other nominee may deliver only one copy of this proxy statement and the annual report to multiple stockholders who share an address unless that nominee or the Company has received contrary instructions from one or more of the stockholders. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and the annual report to a stockholder at a shared address to which a single copy of the document was delivered. A stockholder who wishes to receive a separate copy of our proxy statements and annual reports, now or in the future, should submit a written request to the Company at 360 Hamilton Avenue, White Plains, NY 10601, Attn: Secretary or contact our Secretary at (914) 421-6700. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov. You may also visit us at www.above.net. The references in this proxy statement to our website are text references only. The information on, or accessible through, our website is not part of this proxy statement and should not be relied upon in connection with your voting decisions.

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 is available through the “Investors — SEC Filings” section of our website at www.above.net. A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 may also be obtained, without charge, by submitting a written request to the Company at 360 Hamilton Avenue, White Plains, New York 10601, Attn: Secretary.

May 17, 2011

APPENDIX A

ABOVENET, INC.
2011 EQUITY INCENTIVE PLAN

1. Purpose.  The purpose of the AboveNet, Inc. 2011 Equity Incentive Plan (the “Plan”) is to aid AboveNet, Inc., a Delaware corporation (the “Company”), in attracting, retaining, motivating and rewarding employees and non-employee directors of, and consultants to, the Company or its subsidiaries, to provide for equitable and competitive compensation opportunities, to recognize individual contributions and reward achievement of Company goals, and promote the creation of long-term value for stockholders by closely aligning the interests of Participants with those of stockholders. The Plan authorizes stock-based and cash-based incentives for Participants.

2. Definitions.  In addition to the terms defined in Section 1 above and elsewhere in the Plan, the following capitalized terms used in the Plan have the meanings set forth in this Section:

(a) “Award” means any Option, SAR, Restricted Stock, Restricted Stock Unit, Performance Award, Stock granted as a bonus or in lieu of another award, Dividend Equivalent, or Other Stock- or Cash-Based Award, together with any related right or interest, granted to a Participant under the Plan.

(b) “Beneficiary” means the legal representatives of the Participant’s estate entitled by will or the laws of descent and distribution to receive the benefits under a Participant’s Award upon a Participant’s death, provided that, if and to the extent authorized by the Committee, a Participant may be permitted to designate a Beneficiary by separate written designation hereunder, in which case the “Beneficiary” instead will be the person, persons, trust or trusts (if any are then surviving) that have been designated by the Participant in his or her most recent beneficiary designation to receive the benefits specified under the Participant’s Award upon such Participant’s death as provided in writing to the Company.

(c) “Board” means the Company’s Board of Directors.

(d) “Cause” means Cause, or any comparable term, as defined in any employment or services agreement then in effect between the Participant and the Company, or in the absence of an effective employment or services agreement or a definition of Cause, or comparable term, Cause means any of the following events:

(i) fraud, misappropriation or embezzlement of funds or property by the Participant involving the Company or a Subsidiary;

(ii) the conviction or plea of no contest of the Participant in any jurisdiction for any crime which constitutes a felony, or which constitutes a misdemeanor that involves fraud, moral turpitude or material loss to the Company or a Subsidiary, or their respective businesses or reputations; or

(iii) the Participant’s material misconduct in, or material neglect of, the performance of his or her material duties and responsibilities to the Company or a Subsidiary, or the Participant’s repeated violation of any reasonable specific written directions of the Company or a Subsidiary.

(e) “Change in Control” has the meaning specified in Section 9.

(f) “Code” means the Internal Revenue Code of 1986, as amended. References to any provision of the Code or regulation thereunder shall include any successor provisions and regulations, and any applicable guidance or pronouncement of the Department of the Treasury and Internal Revenue Service.

(g) “Committee” means the Compensation Committee of the Board, the composition and governance of which is subject to the listing guidelines of the New York Stock Exchange and the Company’s corporate governance documents. No action of the Committee shall be void or deemed to be without authority due to the failure of any member, at the time the action was taken, to meet any qualification standard set forth in the Plan. Except as required by law or under applicable stock exchange rules, the full Board may perform any function of the Committee hereunder, in which case the term “Committee” shall refer to the Board.

(h) “Covered Employee” means a Participant who the Committee determines is or may become a “covered employee” within the meaning of Section 162(m)(3) of the Code and the regulations issued thereunder for the year in which the vesting or settlement of a Performance Award may result in remuneration to the Participant that would not be deductible under Section 162(m) of the Code but for the designation of the Award granted hereunder as a Performance Award.

(i) “Disability” shall have the meaning set forth in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (“Code”). To the extent that an Award is subject to, and not exempt from, Section 409A, and the occurrence of a Disability will result in the payment of such Award, the definition of Disability shall have the meaning set forth in Section 409A of the Code and the regulations issued thereunder.

(j) “Dividend Equivalent” means a right, granted to a Participant under Section 6(g), to receive cash, Stock, other Awards or other property equal in value to all or a specified portion of the dividends paid with respect to a specified number of shares of Stock.

(k) “Effective Date” means the effective date specified in Section 10(p).

(l) “Eligible Person” has the meaning specified in Section 5(a).

(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended. References to any provision of the Exchange Act or rule (including a proposed rule) thereunder shall include any successor provisions and rules.

(n) “Fair Market Value” means the fair market value of Stock, Awards or other property as determined in good faith by the Committee or under procedures established by the Committee, in accordance, where applicable, with the requirements of Section 422 and Section 409A of the Code. Unless otherwise determined by the Committee, the Fair Market Value of Stock as of any given date shall be the closing sale price per share of Stock reported on the principal stock exchange or market on which Stock is traded on the date as of which such value is being determined or, if there is no sale on that day, then on the last previous day on which a sale was reported.

(o) “Good Reason” means either of the following two events:

(i) the Company’s material breach of any provision of an applicable employment agreement which breach continues uncured for thirty-five (35) days after written notice thereof is given to the Company by the applicable Employee, or

(ii) a material relocation of the Employee’s principal place of employment from that in effect on the effective date of the applicable employment agreement, provided that the Company chooses not to rescind such relocation within thirty-five (35) days after written notice requesting that it be rescinded is given to the Company by the Employee.

   In both cases (i) and (ii), the notice of alleged breach or relocation must be provided to the Company within ninety (90) days of the initial existence of such condition and the Employee shall only have the right to terminate the employment agreement for Good Reason, if applicable, within six (6) months of the initial existence of such condition and only if such condition is not cured or rescinded, as the case may be, prior to such termination (which period shall not be fewer than thirty (30) days after notice of the Good Reason to terminate is provided to the Company).

(p) “Option” means a right, granted to a Participant under Section 6(b), to purchase Stock or other Awards at a specified price during specified time periods.

(q) “Other Stock- or Cash-Based Award” means an Award granted to a Participant under Section 6(h).

(r) “Participant” means a person who has been granted an Award under the Plan which remains outstanding, including a person who is no longer an Eligible Person.

(s) “Performance Award” means a conditional right, granted to a Participant under Section 7, to receive cash, Stock or other Awards or payments as determined by the Committee, based upon performance criteria specified by the Committee, including, without limitation, an annual cash incentive based on performance in a performance period of up to, and including or exceeding, one fiscal year.

(t) “Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association or other entity.

(u) “Qualified Member” means a member of the Committee who is a “Non-Employee Director” within the meaning of Rule 16b-3(b)(3) and an “outside director” within the meaning of Regulation 1.162-27 under Code Section 162(m).

(v) “Restricted Stock” means Stock granted to a Participant under Section 6(d) which is subject to certain restrictions, including a risk of forfeiture.

(w) “Restricted Stock Unit” or “RSU” means a right, granted to a Participant under Section 6(e), to receive Stock or cash, or a combination thereof at the end of a specified vesting period or, if deferral is permitted by the Committee and the terms of the Award, at such later deferral date, consistent with Section 409A of the Code, in accordance with the terms of such grant and/or upon the satisfaction of specified performance goals, all as specified by the Committee in the Award Agreement.

(x) “Rule 16b-3” means Rule 16b-3, as from time to time in effect, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

(y) “Stock” means the Company’s common stock, $.01 par value, and any other equity securities that may be substituted for Stock pursuant to Section 10(c) and consistent with, where applicable, the requirements of section 409A.

(z) “Stock Appreciation Right” or “SAR” means a right granted to a Participant under Section 6(c).

(aa) “Subsidiary” means any corporation or other entity that is owned directly or indirectly by the Company such that it would constitute a member of a controlled group of corporations with the Company or a trade or business under common control with the Company within the meaning of Sections 414(b) and 414(c) of the Code.

3. Administration.

(a) Authority of the Committee.  The Plan shall be administered by the Committee, which shall have full and final authority, in each case subject to and consistent with the provisions of the Plan, to select Eligible Persons to become Participants; to grant Awards; to determine the type and number of Awards, the dates on which Awards may be exercised, whether such Awards may be deferred, the dates on which the risk of forfeiture or deferral period relating to Awards shall lapse or terminate, the acceleration of any such dates (including on a Change in Control), the expiration date of any Award, whether, to what extent, and under what circumstances an Award may be settled, or the exercise price thereof may be paid, in cash, Stock, other Awards, or other property, and other terms and conditions of, and all other matters relating to, Awards; to prescribe documents evidencing or setting terms of Awards, amendments thereto, and rules and regulations for the administration of the Plan and amendments thereto; to construe and interpret the Plan and Award documents and correct defects, supply omissions or reconcile inconsistencies therein; and to make all other decisions and determinations as the Committee deems necessary or advisable for the administration and interpretation of the Plan. Decisions of the Committee with respect to the administration and interpretation of the Plan shall be final, conclusive, and binding upon all persons interested in the Plan, including Participants, Beneficiaries, transferees under Section 10(b) and other persons claiming rights from or through a Participant, and stockholders.

(b) Manner of Exercise of Committee Authority.  At any time that a member of the Committee is not a Qualified Member, any action of the Committee relating to an Award intended by the Committee to qualify as “performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder or intended to be covered by an exemption under Rule 16b-3 under the Exchange Act may be taken by a subcommittee, designated by the Committee or the Board, composed solely of two or more Qualified Members or may be taken by the Committee but with each such member who is not a Qualified Member abstaining or recusing himself or herself from such action, provided that, upon such abstention or recusal, the Committee remains composed of two or more Qualified Members. Such action, authorized by such a subcommittee or by the Committee upon the abstention or recusal of such non-Qualified Member(s), shall be the action of the Committee for purposes of the Plan. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. To the fullest extent authorized under Delaware General Corporation Law, the

Committee may delegate to officers or managers of the Company or any Subsidiary, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions, including administrative functions, as the Committee may determine, to the extent that such delegation will not cause Awards intended to qualify as “performance-based compensation” under Code Section 162(m) or intended to qualify for an exemption under Rule 16b-3 under the Exchange Act to fail to so qualify.

(c) Limitation of Liability.  The Committee and each member thereof, and any person acting pursuant to authority delegated by the Committee, shall be entitled, in good faith, to rely or act upon any report or other information furnished by any executive officer, other officer or employee of the Company or a Subsidiary, the Company’s independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the Committee, any person acting pursuant to authority delegated by the Committee, and any officer or employee of the Company or a Subsidiary acting at the direction or on behalf of the Committee or a delegee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

4. Stock Subject to Plan.

(a) Overall Number of Shares Available for Delivery.  Subject to adjustment as provided in Section 10(c), the total number of shares of Stock reserved and available for delivery in connection with Awards under the Plan shall be 1,600,000 shares of Stock (the “Authorized Shares”), and shall also include the number of shares which become available in accordance with Section 4(b) after the Effective Date. Subject to adjustment as provided in Section 10(c), in no event may more than 500,000 shares of Stock be issued under the Plan pursuant to Options that qualify as “incentive stock options” as defined in Section 422 of the Code. Any shares of Stock delivered under the Plan shall consist of authorized and unissued shares or treasury shares.

(b) Share Counting Rules.  The Committee may adopt reasonable counting procedures, consistent with the express provisions of this Section 4(b) and with the applicable requirements of the regulations under Section 422 of the Code, to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments if the number of shares of Stock actually delivered differs from the number of shares previously counted in connection with an Award. Notwithstanding the preceding sentence: (i) shares of Stock that are potentially deliverable under an Award under the Plan that is canceled, expired, forfeited, settled in cash or otherwise terminated without the delivery of such shares (other than pursuant to clause (2) in the following sentence) will not be counted as delivered under the Plan, and will remain available for delivery pursuant to Section 4(a) above; and (ii) shares of Stock delivered but subsequently forfeited such that those shares are returned to the Company will again be available for delivery pursuant to Section 4(a) above. Notwithstanding the foregoing, the following shares of Stock will be counted as delivered under the Plan, and will not again become available for delivery pursuant to Section 4(a) above: (1) shares of Stock tendered by a Participant as full or partial payment to the Company upon exercise of Options granted under the Plan; (2) shares of Stock reserved for issuance upon the grant of SARs under the Plan, to the extent that the number of reserved shares of Stock exceeds the number of shares of Stock actually issued upon exercise of the SARs; and (3) shares of Stock withheld by, or otherwise remitted to or purchased by, the Company to satisfy a Participant’s tax withholding obligations upon the lapse of restrictions on Restricted Stock or RSUs or the exercise of Options or SARs granted under the Plan or upon any other payment or issuance of shares of Stock under the Plan. In addition, in the case of any Award granted in substitution for an award of a company or business acquired by the Company or a Subsidiary, shares issued or issuable in connection with such substitute Award shall not be counted against the number of shares reserved under the Plan, but shall be available under the Plan by virtue of the Company’s assumption of the plan or arrangement of the acquired company or business.

5. Eligibility and Certain Award Limitations.

(a) Eligibility.   Awards may be granted under the Plan only to Eligible Persons. For purposes of the Plan, an “Eligible Person” means (i) an employee of the Company or any Subsidiary, which term shall include any common-law employee as well as any non-employee executive officer or non-employee director of the Company, or a Subsidiary, and any person who has been offered employment by the Company or a Subsidiary, provided that such prospective employee may not receive any payment or exercise any right relating to an Award until such person has commenced employment with the Company or a Subsidiary, or (ii) a consultant, of the Company or any Subsidiary. An employee on leave of absence may be considered as still in the employ of the Company or a Subsidiary for purposes of eligibility for participation in the Plan. Options intended to qualify as “incentive stock options” as defined in Section 422 of the Company may be granted only to an Eligible Person who is an employee (as determined under the statutory option rules of Section 421 et seq. of the Code) of the Company or of a “parent corporation” or “subsidiary corporation” (as those terms are defined in Section 424 of the Code) with respect to the Company.

(b) Per-Person Award Limitations.  In each fiscal year during any part of which the Plan is in effect, an Eligible Person may be granted Awards intended to qualify as “performance-based compensation” under Code Section 162(m). Subject to Section 4(a) and subject to adjustment as provided in Section 10(c), an Eligible Person shall not be granted in excess of 200,000 shares of Stock (the “Annual Share Limit”) in any year during any part of which an Eligible Person is then eligible to receive grants under the Plan. In the case of any Awards denominated in cash that are intended to qualify as “performance-based compensation” under Code Section 162(m), an Eligible Person shall not be granted Awards authorizing the earning during any fiscal year of an amount that exceeds $10,000,000 (the “Annual Cash Limit”). For this purpose, (i) “earning” means satisfying performance conditions so that an amount becomes payable, without regard to whether it is to be paid currently or on a deferred basis or continues to be subject to any service requirement or other non-performance condition, and (ii) an Eligible Person’s Annual Share Limit is used to the extent an amount or number of shares may be potentially earned or paid under an Award at the maximum designated amount for such Awards, regardless of whether such amount or shares are in fact earned or paid. The Annual Share Limit applies to Dividend Equivalents under Section 6(g) only if such Dividend Equivalents are granted separately from, and not as a feature of, another Award.

6. Specific Terms of Awards.

(a) General.  Awards may be granted on the terms and subject to the conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 10(e)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of employment or service by the Participant and terms permitting a Participant to make elections relating to his or her Award. The Committee shall retain full power and discretion with respect to any term or condition of an Award that is not mandatory under the Plan. The Committee shall require the payment of lawful consideration for an Award to the extent necessary to satisfy the requirements of the Delaware General Corporation Law, and may otherwise require payment of consideration for an Award except as limited by the Plan.

(b) Options.  The Committee is authorized to grant Options to Participants on the following terms and conditions:

(i) Exercise Price.  The exercise price per share of Stock purchasable under an Option, including both an incentive stock Option (“ISO”) and non-qualified stock Option, shall be determined by the Committee, provided that such exercise price shall be not less than the Fair Market Value of a share of Stock on the date of grant of such Option. Without the affirmative vote of holders of a majority of the shares of Stock cast in person or by proxy at a meeting of the stockholders of the Company at which a quorum representing a majority of all outstanding shares of Stock is present or represented by proxy, the Committee shall not approve a program providing for either (a) the cancellation of outstanding Options and the grant in substitution therefore of new Awards having a lower exercise price that constitutes a re-pricing, (b) the amendment of outstanding Options to reduce the exercise price thereof, or (c) the cancellation in exchange for a cash payment any outstanding Options with an exercise price below the then current Fair Market Value. The preceding sentence shall not be construed to apply to: (i) issuing or assuming a stock option in a transaction to which section 424(a) applies, within the meaning of Section 424 of the Code or (ii) the substitution or assumption of an Award by reason of or pursuant to a corporate transaction, to the extent such substitution or assumption would not be treated as a grant of a new stock right or a change in the form of payment for purposes of Section 409A of the Code within the meaning of Treas. Reg. Section 1.409A-1(b)(5). No option shall be granted with reload rights.

(ii) Option Term; Time and Method of Exercise.  The Committee shall determine the term of each Option, provided that in no event shall the term of any Option or of any SAR granted in tandem with any Option, exceed a period of ten years from the date of grant. The Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the methods by which such exercise price may be paid or deemed to be paid and the form of such payment, including, without limitation, cash, Stock (including through withholding of Stock deliverable upon exercise), other Awards or awards granted under other plans of the Company or any Subsidiary, or other property (including through “cashless exercise” arrangements, to the extent permitted by applicable law), and the methods by or forms in which Stock will be delivered or deemed to be delivered in satisfaction of Options to Participants.

(iii) ISOs.  The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code and the regulations issued thereunder.

(iv) 409A.  No Option shall have deferral features or shall be administered in a manner that would cause such Option to fail to qualify for exemption under Section 409A of the Code.

(c) Stock Appreciation Rights.  The Committee is authorized to grant SARs to Participants on the following terms and conditions:

(i) Right to Payment.  A SAR shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Stock on the date of exercise over (B) the grant price of the SAR as determined by the Committee, which grant price shall be not less than the Fair Market Value of a share of Stock on the date of grant of such SAR. Without the affirmative vote of holders of a majority of the shares of Stock cast in person or by proxy at a meeting of the stockholders of the Company at which a quorum representing a majority of all outstanding shares of Stock is present or represented by proxy, the Committee shall not approve a program providing for either (a) the cancellation of outstanding SARs and the grant in substitution therefore of new Awards having a lower exercise price that constitutes a re-pricing, or (b) the amendment of outstanding SARs to reduce the exercise price thereof, or (c) the cancellation in exchange for a cash payment any outstanding SARs with a measurement price per share below the then current Fair Market Value. The preceding sentence shall not be construed to apply to the substitution or assumption of an Award by reason of or pursuant to a corporate transaction, to the extent such substitution or assumption would not be treated as a grant of a new stock right, modification or a change in the form of payment for purposes of Section 409A of the Code within the meaning of Treas. Reg. Section 1.409A-1(b)(5).

(ii) Other Terms.  The Committee shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which a SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Stock will be delivered or deemed to be delivered to Participants, whether or not a SAR shall be free-standing or in tandem or combination with any other Award, and the maximum term of a SAR, which in no event shall exceed a period of ten years from the date of grant. Limited SARs that may only be exercised in connection with a Change in Control or other event as specified by the Committee may be granted on such terms, not inconsistent with this Section 6(c), as the Committee may determine. The Committee may require that an outstanding Option be exchanged for an SAR exercisable for Stock having vesting, expiration, and other terms substantially the same as the Option, so long as such exchange will not result in additional accounting expense to the Company.

(iii) 409A.  Except where the Committee determines otherwise, no SAR shall have deferral features, or shall be administered in a manner that would cause such SAR to fail to qualify for exemption under Section 409A of the Code.

(d) Restricted Stock.  The Committee is authorized to grant Restricted Stock to Participants on the following terms and conditions:

(i) Grant and Restrictions.  Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise and under such other circumstances as the Committee may determine at the date of grant or thereafter. Except to the extent restricted under the terms of the Plan and any Award document relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a stockholder, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Committee).

(ii) Forfeiture.  Except as otherwise determined by the Committee, upon termination of employment or service during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Company; provided that the Committee may provide, by rule or regulation or in any Award document, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will lapse in whole or in part, including in the event of terminations resulting from specified causes.

(iii) Certificates for Stock.  Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. The Committee may require that any certificates representing shares of Restricted Stock bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock. The Committee may impose similar restrictions and conditions with respect to uncertificated shares of Restricted Stock.

(iv) Dividends and Splits.  As a condition to the grant of an Award of Restricted Stock, the Committee may require that any dividends paid on a share of Restricted Stock shall be either (A) paid with respect to such Restricted Stock at the dividend payment date in cash, in kind, or in a number of shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or (B) automatically reinvested in additional Restricted Stock or held in kind, which shall be subject to the same terms as applied to the original Restricted Stock to which it relates. Unless otherwise determined by the Committee, Stock distributed in connection with a Stock split or Stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.

(e) RSUs.  The Committee is authorized to grant Restricted Stock Units to Participants, subject to the following terms and conditions:

(i) Award and Restrictions.  The Committee is authorized to grant Awards of Restricted Stock Units subject to such restrictions on transferability, vesting and other conditions, if any, as the Committee may impose, all of which shall be set forth in a Restricted Stock Unit Award Agreement.

(ii) Forfeiture.  Upon termination of employment with, or service to, the Company or any Subsidiary of the Company, during the period to which forfeiture conditions apply, or upon failure to satisfy any other conditions precedent to the delivery of Stock or cash to which such Restricted Stock Units relate, all Restricted Stock Units and accrued but unpaid dividend equivalents, if any, that are then subject to deferral or restriction shall be forfeited; provided, that the Committee may provide in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock Units will be waived in whole or in part in the event of death, disability, Change in Control or separation from service (except for cause); provided, however, that in the case of Restricted Stock Units that vest based on performance and are intended to qualify as “performance-based compensation” for purposes of Section 409A of the Code, such forfeiture conditions may lapse upon separation from service (for reasons other than death, disability or Change in Control), only to the extent that the performance goals are achieved.

(iii) Deferral of RSUs.  Only to the extent permitted by the Committee and the terms of an RSU Award (or any Performance Based Award under which an RSU Award may be granted), the Participant may elect to defer the delivery of shares of Stock or, as applicable, the cash, that otherwise would be due upon the satisfaction, lapse or waiver of restrictions with respect to such RSUs, by timely filing a deferral election in accordance with the terms of the plan governing such deferrals and in accordance with Section 409A of the Code and the regulations issued thereunder.

(iv) Dividend Equivalents on Vested RSUs.  If so provided in the terms of the RSU Award, with respect to each cash dividend or other distribution (if any) paid with respect to the Stock of the Company to holders of record on and after the grant date, dividend equivalents may be paid in an amount equal to the product of (i) the amount of such dividend or value of such other distribution paid with respect to one share of Stock, multiplied by (ii) the number of RSUs that have vested, and (iii) divided by the Fair Market Value of one share of Stock on the applicable dividend or distribution payment date for the dividend or other distribution. To the extent that an RSU Award is intended to be performance-based compensation for purposes of Code Section 162(m), no Dividend Equivalents shall be paid with respect to a RSU Award to the extent that performance goals are not achieved.

(v) 409A.  A Restricted Stock Unit Award that by its terms requires that distribution of the underlying shares be made no later than two and one-half (2½) months following the end of the fiscal year in which such vesting occurs is intended to be a short-term deferral exempt from Section 409A of the Code. To the extent that distribution of the shares of Stock that underlie a Restricted Stock unit will be delivered at a later date, or that the Participant may elect to defer the delivery of shares of Stock otherwise due upon the satisfaction or lapse of the restrictions applicable to the RSU, or that the RSU otherwise constitutes deferred compensation subject to Section 409A of the Code, such RSU shall conform to the applicable requirements of Section 409A of the Code and the regulations issued thereunder, including, without limitation, the regulations issued under Section 409A of the Code concerning the timing of deferral, the requirement that payment be made upon a specified time or fixed schedule, or permissible payment event, as provided in Code Section 409A and the regulations issued thereunder, and the requirement that a payment to a Participant who is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) that is made on account of the specified employee’s separation from service (as defined in Treasury Regulation 1.409A-1(h)) shall not be made before the date that is six (6) months after the date of such separation from service.

(f) Bonus Stock and Awards in Lieu of Obligations.  The Committee is authorized to grant Stock as a bonus, or to grant Stock or other Awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Committee. Any such Award shall be established and administered consistent either with an exemption from, or in compliance with, the requirements of Section 409A of the Code.

(g) Dividend Equivalents.  The Committee is authorized to grant Dividend Equivalents to a Participant, entitling the Participant to receive cash, Stock, other Awards or other property equivalent to all or a portion of the dividends paid with respect to a specified number of shares of Stock. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award. The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Stock, Awards, or other investment vehicles, and subject to restrictions on transferability, risks of forfeiture and such other terms as the Committee may specify. Any entitlements to Dividend Equivalents or similar entitlements shall be established and administered consistent either with an exemption from, or in compliance with, the requirements of Section 409A of the Code.

(h) Other Stock- or Cash-Based Awards.  The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards as may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock or factors that may influence the value of Stock, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for Stock, Awards with value and payment contingent upon performance of the Company or business units thereof or any other factors designated by the Committee, and Awards valued by reference to the book value of Stock or the value of securities of or the performance of specified subsidiaries or affiliates or other business units. The Committee shall determine the terms and conditions of such Awards. Stock delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Stock, other Awards, notes, or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, may also be granted pursuant to this Section 6(h). Any such Award shall be established and construed either to be exempt from the requirements of Section 409A of the Code, or to comply with such requirements.

(i) Performance Awards.  Performance Awards, denominated in cash or in Stock or other Awards, may be granted by the Committee in accordance with Section 7.

7. Performance Awards, including Annual Incentive Awards.

(a) Performance Awards Generally.  The Committee is authorized to grant Performance Awards on the terms and subject to the conditions specified in this Section 7. Performance Awards may be denominated as a cash amount, number of shares of Stock, or specified number of other Awards (or a combination) which may be earned upon achievement or satisfaction of performance conditions specified by the Committee. In addition, the Committee may specify that any other Award shall constitute a Performance Award by conditioning the grant, exercise and/or settlement, and the timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce or increase the amounts payable under any Award subject to performance conditions, except as limited under Sections 7(b) and 7(c) in the case of a Performance Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

(b) Performance Awards Granted to Covered Employees.  If the Committee determines that a Performance Award to be granted to an Eligible Person who is designated by the Committee as likely to be a Covered Employee should qualify as “performance-based compensation” for purposes of Code Section 162(m), the grant, exercise and/or settlement of such Performance Award shall be contingent upon achievement of a pre-established performance goal and other terms set forth in this Section 7(b).

(i) Performance Goal Generally.  The performance goal for such Performance Awards shall consist of one or more business criteria and an objectively determinable targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 7(b). The performance goal shall otherwise meet the requirements of Section 162(m) of the Code and the regulations thereunder (including Regulation 1.162-27 and successor regulations thereto), including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain” at the time established. The Committee may determine that such Performance Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

(ii) Business Criteria.  One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified Subsidiaries or affiliates or other business units of the Company, shall be used by the Committee in establishing performance goals for such Performance Awards, either on an absolute basis or relative to an index: (A) revenues on a corporate, service-by-service or product-by-product basis; (B) earnings from operations, earnings before or after taxes, earnings before or after interest, depreciation, amortization, incentives, service fees, extraordinary or special items or other adjustments; (C) net income or net income per common share (basic or diluted); (D) return on assets, return on investment, return on capital, or return on equity; (E) cash flow, free cash flow, cash flow return on investment, or net cash provided by operations; (F) economic value created or added; (G) operating margin or profit margin; (H) stock price, dividends or total stockholder return; (I) development of new technologies, (J) raising of equity or debt, (K) successful hiring of key individuals; (L) resolution of significant litigation; and (M) strategic business criteria, consisting of one or more objectives based on the following goals: meeting specified market penetration or value added, product development or introduction, geographic business expansion, cost targets, customer satisfaction, employee satisfaction, information technology, corporate development, manufacturing or process development, legal compliance or risk reduction, patent application or issuance goals, or goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures. The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

(iii) Performance Period; Timing for Establishing Performance Goals.  Achievement of performance goals in respect of such Performance Awards shall be measured over a performance period of up to one year or more than one year, as specified by the Committee. A performance goal shall be established not later than the earlier of (A) 90 days after the beginning of any performance period applicable to such Performance Award or (B) the time 25% of such performance period has elapsed.

(iv) Settlement of Performance Awards; Other Terms.  After the end of each performance period, the Committee shall determine the amount, if any, of the Performance Award for that performance period payable to each Participant. Measurement of the attainment of performance criteria may exclude, if the Committee so determines, the impact of charges for restructurings, discontinued operations, extraordinary items and other unusual or non-recurring items and the cumulative effects of tax or accounting changes.

The Committee may, in its discretion, determine that the amount payable to any Participant as a final Performance Award shall be reduced from the amount of his or her potential Award, including a determination to make no final Award whatsoever, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of a Performance Award subject to this Section 7(b).

Payment of such Award shall be made within two and one-half (2½) months following the close of the performance period, unless otherwise specifically provided by the Committee. Settlement of such Performance Awards shall be in cash, Stock, other Awards or other property, in the discretion of the Committee. Any settlement that changes the form of payment from that originally specified shall be implemented in a manner such that the Performance Award and other related Awards do not, solely for that reason, fail to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code. The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of employment by the Participant or other event (including a Change in Control) prior to the end of a performance period or settlement of such Performance Awards.

(c) Written Determinations.  Determinations by the Committee as to the establishment of performance goals, the amount potentially payable in respect of Performance Awards, the level of actual achievement of the specified performance goals relating to Performance Awards, and the amount of any final Performance Award shall be recorded in writing in the case of Performance Awards intended to qualify under Section 162(m). Specifically, the Committee shall certify in writing, in a manner conforming to applicable regulations under Section 162(m), prior to settlement of each such Award granted to a Covered Employee, that the performance objective relating to the Performance Award and other material terms of the Award upon which settlement of the Award was conditioned have been satisfied. Committee or Board minutes reflecting the extent to which Participants have met applicable performance criteria may constitute such certification.

8. Certain Provisions Applicable to Awards.

(a) Stand-Alone, Additional, Tandem and Substitute Awards.  Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any Subsidiary, or any business entity to be acquired by the Company or a Subsidiary, or any other right of a Participant to receive payment from the Company or any Subsidiary. Awards granted in addition to or in tandem with other Awards may be granted either as of the same time as or a different time from the grant of such other Awards. The Committee may determine that, in granting a new Award, the in-the-money value or fair value of any surrendered Award or award may be applied to the purchase price of any Award other than an Option or SAR, provided, that no such reduction shall be made, in the case of an Award subject to and intended to comply with the requirements of Section 409A of the Code, except to the extent consistent with Section 409A of the Code.

(b) Term of Awards.  The term of each Award shall be for such period as may be determined by the Committee, subject to the express limitations set forth in Section 6(b)(ii).

(c) Form and Timing of Payment under Awards; Deferrals.  Subject to the terms of the Plan and any applicable Award document, payments to be made by the Company or a Subsidiary upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Stock, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The settlement of any Award may be accelerated, and cash paid in lieu of Stock in connection with such settlement, in the discretion of the Committee or upon occurrence of one or more specified events. Installment or deferred payments may be required by the Committee (subject to Section 10(e)) or permitted at the election of the Participant on terms and conditions established by the Committee. Payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Stock. Any acceleration, deferral or other action pursuant to this Section 8(c) shall be consistent with requirements of, or exemption from, Section 409A of the Code.

(d) Exemptions from Section 16(b) Liability.  With respect to a Participant who is then subject to the reporting requirements of Section 16(a) of the Exchange Act in respect of the Company, the Committee shall implement transactions under the Plan and administer the Plan in a manner that will ensure that each transaction with respect to such a Participant is exempt under Rule 16b-3 (or satisfies another exemption under Section 16(b)), except that this provision shall not limit sales by such a Participant, and such a Participant may engage in other non-exempt transactions with respect to shares delivered under the Plan. The Committee may authorize the Company to repurchase any Award or shares of Stock deliverable or delivered in connection with any Award.

(e) 409A.  Awards under the Plan are intended either to be exempt from the rules of Section 409A of the Code or to satisfy these rules, and shall be construed accordingly.

9. Change in Control.

(a) Effect of “Change in Control” on Outstanding Awards.  Unless otherwise provided in the relevant grant agreement relating to an Award, or in any other plan or agreement relating to the Award, a Change in Control shall have no impact on any outstanding Award. All Awards that are vested by virtue of a Change in Control shall be paid promptly and, in any event within thirty days, following a Change in Control, unless another time for payment is specified in the Award agreement or other documents governing such Award.

(b) Definition of “Change in Control.” Unless otherwise provided in the relevant grant agreement relating to an Award, a “Change in Control” shall be deemed to have occurred if, after the Effective Date, there shall have occurred any of the following:

(i) the acquisition by a person or group of the outstanding stock of the Company, which together with the stock held by such person or group, represents more than 50% of the fair market value or total voting power of the stock of the Company (and provided that, if any person or group is considered to own more than 50% of the voting power or fair market value of the stock of the Company, the acquisition of additional stock by that same person or group will not constitute a Change in Control),

(ii) acquisition by a person or group of stock of the Company possessing 35% or more of the voting power of the stock of the Company within a 12-month period ending on the date of the most recent acquisition by such person or group,

(iii) replacement of a majority of the members of the Board of Directors during a 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the appointment or election, or

(iv) acquisition by a person or group of 40% or more of the assets of the Company (measured as total gross fair market value) within a 12-month period ending on the date of the most recent acquisition.

To the extent that an Award is subject to, and not exempt from, Section 409A, and the occurrence of a Change of Control will accelerate the payment of such an Award or be a payment trigger, then a Change of Control shall not be deemed to have occurred unless such transaction or occurrence constitutes a change in ownership or effective control or a change in ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A(a)(2)(A)(v) and Treasury regulation Section 1.409A-3(i)(5). With respect to any Award that is subject to Code Section 409A, an event shall constitute a Change of Control with respect to a grantee only if the grantee performs services for the company that has experienced the Change of Control, or the grantee’s relationship to the affected company or Subsidiary otherwise satisfies the requirements of Treasury regulation Section 1.409A-3(i)(5)(ii).

(c) Notwithstanding anything to the contrary in the foregoing and except as otherwise expressly provided by the terms of an Award, if there is a Change in Control, then the Board, or the board of directors of any entity assuming the obligations of the Company, may take any one or more of the following actions as to outstanding Awards in its sole and absolute discretion:

(i) Awards May Be Continued, Assumed or Substituted.  Any surviving entity or acquirer (or the surviving or acquiring entity’s parent company) may assume or continue any or all Awards outstanding under the Plan or may substitute similar stock awards for Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Change in Control), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Change in Control. A surviving entity or acquirer (or its parent) may choose to assume or continue only a portion of an Award or substitute a similar award for only a portion of an Award, or may assume, continue or substitute some Awards and not others.

(ii) Payment for Awards.  The Board may provide that the holder of an Award may not exercise such Award but will receive a payment, in such form of consideration as may be determined by the Board, equal in value to the excess, if any, of (A) the value of the property the holder of the Award would have received upon the exercise of the Award (including, at the discretion of the Board, any portion of such Award whose vesting is accelerated as provided in (a) above), over (B) the exercise price, if any, payable by such holder. Similarly, with respect to Awards for which there is no exercise price (e.g., RSUs or Restricted Stock), the Board may provide that the holder of such an Award will recieve payment in such form of consideration as may be determined by the Board equal to the value of such Award (including any portion of such Award whose vesting is accelerated as provided in (a) above).

10. General Provisions.

(a) Compliance with Legal and Other Requirements.  The Company may, to the extent deemed necessary or advisable by the Committee, postpone the issuance or delivery of Stock or payment of other benefits under any Award until completion of such registration or qualification of such Stock or other required action under any federal or state law, rule or regulation or listing or other required action with respect to any stock exchange or automated quotation system upon which the Stock or other securities of the Company are listed or quoted, as the Committee may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Stock or payment of other benefits in compliance with applicable laws, rules, and regulations or listing requirements.

(b) Limits on Transferability; Beneficiaries.  No Award or other right or interest of a Participant under the Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such Participant to any party (other than the Company or a Subsidiary thereof), or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution or to a Beneficiary upon the death of a Participant, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative; provided, that Awards and other rights (other than with respect to Options intended to qualify as “incentive stock options” as defined in Section 422 of the Code) may be transferred to one or more transferees during the lifetime of the Participant, and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent such transfers are permitted by the Committee, subject to any terms and conditions which the Committee may impose thereon (including limitations the Committee may deem appropriate in order that offers and sales under the Plan will meet applicable requirements of registration forms under the Securities Act of 1933 specified by the Securities and Exchange Commission); and provided, further, that any such transfer, if permitted, must be a gratuitous transfer. A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award document applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

(c) Adjustments.  In the event of any change affecting the number, class, market price or terms of the Stock by reason of any large, special or non-recurring dividend or other distribution (whether in the form of cash or property other than Stock), recapitalization, forward or reverse split, Stock dividend, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of shares of Stock which may be delivered in connection with Awards granted thereafter, (ii) the number and kind of shares of Stock by which annual per-person Award limitations are measured under Section 5(b), (iii) the number and kind of shares of Stock subject to or deliverable in respect of outstanding Awards and (iv) the exercise price, grant price or purchase price relating to any Award or, if deemed appropriate, the Committee may make provision for a payment of cash or property to the holder in cancellation of an outstanding Option, SAR or other Award with respect to which Stock has not been previously issued. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including Performance Awards and performance goals and any hypothetical funding pool relating thereto) in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence, as well as acquisitions and dispositions of businesses and assets) affecting the Company, any Subsidiary or other business unit, or the financial statements of the Company or any Subsidiary, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any Subsidiary or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant; provided that no such adjustment shall be authorized or made if and to the extent that the existence of such authority (i) would cause Options, SARs, or Performance Awards granted under Section 7 to Participants designated by the Committee as Covered Employees and intended to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder to otherwise fail to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder, or

(ii) would cause the Committee to be deemed to have authority to change the targets, within the meaning of Treasury Regulation 1.162-27(e)(4)(vi), under the performance goals relating to Options or SARs granted to Covered Employees and intended to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder. All adjustments pursuant to this Section 10(c) with respect to an Award intended to qualify for an exemption from, or to comply with the requirements of, Section 409A of the Code shall be accomplished in a manner consistent with such intent. To that end, no such adjustment shall constitute (i) a modification of a stock right within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(v)(B) so as to constitute the grant of a new stock right, (ii) an extension of a stock right, including the addition of any feature for the deferral of compensation within the meaning of Treas. Reg. Section 1.409A-(b)(5)(v)(C), or (iii) an impermissible acceleration of a payment date or a deferral of a stock right subject to Code Section 409A within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(v)(E). Furthermore, no adjustment as the result of a change in capitalization shall cause the exercise price to be less than the Fair Market Value of such shares (as adjusted to reflect the change in capitalization) on the date of grant.

(d) Withholding.  The Company and any Subsidiary is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Stock, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant’s withholding obligations, either on a mandatory or elective basis in the discretion of the Committee. Other provisions of the Plan notwithstanding, only the minimum amount of Stock deliverable in connection with an Award necessary to satisfy statutory withholding requirements will be withheld, except a greater amount of Stock may be withheld if such withholding would not result in additional accounting expense to the Company.

(e) Changes to the Plan.  The Board may amend, suspend or terminate the Plan or the Committee’s authority to grant Awards under the Plan without the consent of stockholders or Participants; provided, however, that any amendment to the Plan shall be submitted to the Company’s stockholders for approval not later than the earliest annual meeting for which the record date is after the date of such Board action if such stockholder approval is required by the Plan by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted, and the Board may otherwise, in its discretion, determine to submit other amendments to the Plan to stockholders for approval and provided further, that, without the consent of an affected Participant, no such Board action may materially and adversely affect the rights of such Participant under any outstanding Award.

(f) Right of Setoff.  The Company or any Subsidiary may, to the extent permitted by applicable law and to the extent consistent with the requirements of or exemption from Section 409A of the Code, deduct from and set off against any amounts the Company or any Subsidiary may owe to the Participant from time to time, including amounts payable in connection with any Award, owed as wages, fringe benefits, or other compensation owed to the Participant, such amounts as may be owed by the Participant to the Company, although the Participant shall remain liable for any part of the Participant’s payment obligation not satisfied through such deduction and setoff. By accepting any Award granted hereunder, the Participant agrees to any deduction or setoff under this Section 10(f).

(g) Unfunded Status of Awards; Creation of Trusts.  The Plan is intended to constitute, or to provide the means for the grant of Awards that constitute, an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or obligation to deliver Stock pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided that the Committee may authorize the creation of trusts and deposit therein cash, Stock, other Awards or other property, or make other arrangements to meet the Company’s obligations under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.

(h) Non-exclusivity of the Plan.  Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements, apart from the Plan, as it may deem desirable, including incentive arrangements and awards which do not qualify under Code Section 162(m), and such other arrangements may be either applicable generally or only in specific cases.

(i) Payments in the Event of Forfeitures; Fractional Shares.  Unless otherwise determined by the Committee, in the event of a forfeiture of an Award with respect to which a Participant paid cash consideration, the Participant shall be repaid the amount of such cash consideration. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(j) Compliance with Sections 409A and 162(m) of the Code.  All Awards made under the Plan are intended to be exempt from, or to comply with the requirements of, Section 409A of the Code and any regulations or other guidance issued thereunder, and the Plan and such Awards shall be interpreted in a manner consistent with this intent. The Committee shall administer, construe, and interpret each Award in a manner that avoids, to the extent possible, the classification of any Award as “deferred compensation” for purposes of Section 409A of the Code.

It is the intent of the Company that Options and SARs granted to Covered Employees and other Awards designated as Awards to Covered Employees subject to Section 7 shall constitute qualified “performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder, unless otherwise determined by the Committee at the time of allocation of an Award. Accordingly, the terms of Sections 7(b) and (c) shall be interpreted in a manner consistent with Section 162(m) of the Code and the regulations thereunder. The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Participant will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean only a person designated by the Committee as likely to be a Covered Employee with respect to a specified fiscal year. If any provision of the Plan or any Award document relating to a Performance Award that is designated as intended to comply with Section 162(m) of the Code does not comply or is inconsistent with the requirements of Section 162(m) of the Code or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, and no provision shall be deemed to confer upon the Committee or any other person discretion to increase the amount of compensation otherwise payable in connection with any such Award upon attainment of the applicable performance objectives.

(k) Clawback.  The Committee will, to the extent permitted by applicable law, require reimbursement of any incentive-based compensation paid pursuant to the Plan to any named executive officer (as defined in Item 402(a)(3) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) where: (i) the payment was predicated upon the achievement of certain financial results that were subsequently the subject of an accounting restatement, and (ii) in the Committee’s view the named executive officer engaged in fraud or misconduct that caused or partially caused the need for such restatement. The Company and Committee will, to the extent practical, seek to recover the incentive-based compensation for the relevant period. In addition, the Company will seek to recover from any current or former executive officers (as defined under the Exchange Act), and such executive officers shall reimburse the Company for any incentive-based compensation (including Options) paid to the executive officers pursuant to the Plan (as specified below) where such compensation was predicated upon achieving certain financial results and the Company was required to prepare an accounting restatement of financial results due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, regardless of whether or not the restatement resulted from the executive officer’s misconduct. When applicable, the Company will seek to recover the amount by which the executive officer’s incentive-based compensation for the three year period preceding the date on which the Company was required to prepare the accounting restatement exceeded the lower payment that would have been made based on the restated financial results.

(l) Governing Law.  The validity, construction and effect of the Plan, any rules and regulations relating to the Plan and any Award document shall be determined in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws, and applicable provisions of federal law.

(m) Awards to Participants Outside the United States.  The Committee may modify the terms of any Award under the Plan made to or held by a Participant who is then resident or primarily employed outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations and customs of the country in which the Participant is then resident or primarily employed, or so that the value and other benefits of the Award to the Participant, as affected by foreign tax laws and other restrictions applicable as a result of the Participant’s residence or employment abroad shall be comparable to the value of such an Award to a Participant who is resident or primarily employed in the United States. An Award may be modified under this Section 10(m) in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under Section 16(b) for the Participant whose Award is modified.

(n) Limitation on Rights Conferred under Plan.  Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or a Subsidiary, (ii) interfering in any way with the right of the Company or a Subsidiary to terminate any Eligible Person’s or Participant’s employment or service at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and employees, or (iv) conferring on a Participant any of the rights of a stockholder of the Company unless and until the Participant is duly issued or transferred shares of Stock in accordance with the terms of an Award or an Award is duly exercised. Except as expressly provided in the Plan and an Award document, neither the Plan nor any Award document shall confer on any person other than the Company and the Participant any rights or remedies thereunder. No Award shall be deemed compensation for purposes of computing benefits under any retirement plan or other employee benefit plan of the Company or any Subsidiary.

(o) Severability; Entire Agreement.  If any of the provisions of the Plan or any Award document is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remaining provisions shall not be affected thereby; provided, that, if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any Award documents contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof. In the event that there is a conflict between the terms of an Award agreement and the Plan document, and such conflict cannot be reconciled in such a way that resolves the inconsistency, then the terms of the Plan shall govern.

(p) Plan Effective Date and Termination.  The Plan shall become effective at such time as the stockholders of the Company have approved it by a majority of the votes cast at a duly held meeting of stockholders at which a quorum is present (the “Effective Date”). Upon such approval of the Plan, no further awards shall be granted under any preexisting plan, but any outstanding awards under any preexisting plan shall continue in accordance with their terms. Unless earlier terminated by the action of the Board of Directors, the authority to make new grants under the Plan shall terminate on a date that is ten years after the Effective Date.

ANNUAL MEETING OF STOCKHOLDERS OF

ABOVENET, INC.

June 23, 2011

PROXY VOTING INSTRUCTIONS

MAIL – Date, sign and mail your proxy card in the envelope provide as soon as possible.

-OR-

-OR-

COMPANY NUMBER	
ACCOUNT NUMBER	

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the meeting date.

↓ Please detach along perforated line and mail in the envelope provided **IF** you are not voting via telephone or the Internet. ↓

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR, A VOTE FOR "1 YEAR" ON THE FREQUENCY OF THE SAY ON PAY VOTE AND A VOTE "FOR" EACH OF THE OTHER PROPOSALS LISTED BELOW.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. To elect six members of the Board of Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:

○ Jeffrey A. Brodsky
○ Michael J. Embler
○ William G. LaPerch
○ Richard Postma
○ Richard Shorten, Jr.
○ Stuart Subotnick

	1 Yr	2 Yrs	3 Yrs	ABSTAIN
5. Advisory vote on the frequency of holding the say on pay vote.	☐	☐	☐	☐

INSTRUCTIONS: To withhold authority to vote for any individual nominees(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold as shown here: ●

To change the address on your account, please check the box at the right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ____________ Date ________ Signature of Stockholder ____________ Date ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signor is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signor is a partnership, please sign in partnership name by authorized person.